2200 Eller Drive
P.O. Box 13038
Fort Lauderdale, Florida 33316

Notice of 2012
Annual Meeting
And
Proxy Statement

[PAGE INTENTIONALLY LEFT BLANK.]

2200 Eller Drive
P.O. Box 13038
Fort Lauderdale, Florida 33316

April 24, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders (the “Meeting”) of SEACOR Holdings Inc. (the “Company”), which will be held at the Four Seasons Hotel St. Louis, located at 999 North Second Street, St. Louis, MO 63102, on Thursday, June 7, 2012, at 9:00 a.m.. All holders of record of the Company’s outstanding common stock at the close of business on April 16, 2012 will be entitled to vote at the Meeting.

Directors, officers and other representatives of the Company will be present at the Meeting and they will be pleased to answer any questions you may have.

Whether or not you expect to attend the Meeting and regardless of the number of shares of the Company’s common stock you own, you are encouraged to read the enclosed Proxy Statement and Annual Report carefully, and to complete, sign, date and return the enclosed proxy card in the postage-paid, pre-addressed envelope provided for such purpose so that your shares will be represented at the Meeting. The prompt return of proxy cards will ensure the presence of a quorum.

We hope that you will be able to attend the Meeting and look forward to seeing you there.

Sincerely,

Charles Fabrikant Executive Chairman of the Board

2200 Eller Drive
P.O. Box 13038
Fort Lauderdale, Florida 33316

SEACOR Holdings Inc.
________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on June 7, 2012
________________________

April 24, 2012

To Our Stockholders:

The 2012 Annual Meeting of Stockholders (the “Meeting”) of SEACOR Holdings Inc. (the “Company”) will be held on Thursday, June 7, 2012, at 9:00 a.m., at the Four Seasons Hotel St. Louis, located at 999 North Second Street, St. Louis, MO 63102, for the following purposes:

1.	To elect ten directors to serve until the 2013 Annual Meeting of Stockholders;

2.	To approve an increase in the number of shares of the Company’s common stock authorized for issuance under the SEACOR Holdings Inc. Amended 2007 Share Incentive Plan;

3.	To approve the compensation paid by the Company to the Named Executive Officers as described in this Proxy Statement;

4.	To ratify the appointment of Ernst & Young LLP as SEACOR’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

5.	To transact such other business as may properly come before the Meeting and any adjournments thereof.

Only holders of record of the Company’s common stock at the close of business on April 16, 2012 will be entitled to notice of and to vote at the Meeting. See the “Solicitation of Proxies, Voting and Revocation” section of the accompanying Proxy Statement for the place where the list of Stockholders may be examined.

Your vote is very important! Please complete, sign, date and return the enclosed proxy card, whether or not you expect to attend the Meeting, so that your shares of the Company’s common stock may be represented at the Meeting if you are unable to attend and vote in person. If you attend the Meeting, you may revoke your proxy and vote your shares in person.

For the Board of Directors,

Paul L. Robinson Corporate Secretary

TABLE OF CONTENTS

APPENDIX A – SEACOR Holdings Inc. Amended 2007 Share Incentive Plan

SEACOR Holdings Inc.
2200 Eller Drive
P.O. Box 13038
Fort Lauderdale, Florida 33316
_________________________

PROXY STATEMENT

_________________________

Annual Meeting of Stockholders
To be Held on June 7, 2012

SOLICITATION OF PROXIES, VOTING AND REVOCATION

General

This Proxy Statement and the enclosed proxy card are being furnished to holders of record of common stock, $.01 par value per share (“Common Stock”), of SEACOR Holdings Inc., a Delaware corporation (the “Company” or “SEACOR”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the 2012 Annual Meeting of Stockholders (the “Meeting”) to be held on Thursday, June 7, 2012, and at any adjournments thereof. This Proxy Statement and the enclosed proxy card are first being mailed to Stockholders on or about May 7, 2012.

Voting
The Board has fixed the close of business on April 16, 2012, as the record date (the “Record Date”) for the determination of Stockholders entitled to notice of and to vote at the Meeting. Each Stockholder of record will be entitled to one vote for each share of Common Stock held as of the Record Date on all matters properly to come before the Meeting, and may vote in person or by proxy. Attendance at the Meeting, in person or represented by proxy, by the holders of record of a majority of all shares of Common Stock issued, outstanding, and entitled to vote constitutes a quorum for the Meeting. Abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum for the Meeting. A “broker non-vote” occurs when a bank, broker or other holder of record (“broker”) holding shares in “street name” for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

As of the Record Date, there were 60,000,000 shares of Common Stock authorized, of which 21,120,709 were issued and outstanding. The Company has no other voting securities issued or outstanding.

A list of the Company’s Stockholders as of the Record Date will be available for examination by any Stockholder, for purposes germane to the Meeting, during ordinary business hours for the ten-day period prior to the date of the Meeting, at the offices of the Company, 2200 Eller Drive, Fort Lauderdale, Florida 33316.

Stockholders are requested to complete, date, sign and promptly return the accompanying proxy card, in the enclosed postage-paid, pre-addressed envelope provided for such purpose. Shares of Common Stock represented by properly executed proxy cards that are received by the Company and not subsequently revoked will be voted at the Meeting in accordance with the instructions contained therein.

Election to the Board requires the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote. Only votes for a director or votes withheld are counted in determining whether a plurality has been cast for each director in the election of directors. Abstentions and “broker non-votes,” described below, are not counted for purposes of the election of directors and will not affect the outcome of such election.

For matters other than the election of directors, Stockholders may vote in favor of the proposal, against the proposal, or abstain from voting. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Meeting is required for approval of those matters. Because abstentions are treated as shares of Common Stock present or represented and voting, abstaining has the same effect as a vote against. “Broker non-votes” are counted on routine matters, such as ratification of independent registered public accounting firms, but not counted (or deemed to be present) on other, non-routine matters.

On routine matters, brokers have the discretion to vote shares held in “street name” – a term that means the shares are held in the name of the broker on behalf of its customer, the beneficial owner. Generally, “broker non-votes” occur when shares held by a broker for a beneficial owner are not voted with respect to a non-routine matter because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary authority to vote the shares because of the non-routine nature of the matter. If your shares are held in “street name” by a broker and you wish to vote on the proposal to elect the directors, or to act upon any other non-routine business that may properly come before the Meeting, you should provide instructions to your broker. Under the rules of the New York Stock Exchange (the “NYSE”), if you do not provide your broker with instructions, your broker generally will have the authority to vote on the ratification of the appointment of the independent registered public accounting firm and other routine matters.

If you sign and return your proxy card but do not specify how your shares of Common Stock are to be voted, they will be voted FOR election as a director of each of management’s nominees named under “Proposal No. 1 – Election of Directors” in this Proxy Statement and listed under Item 1 of the enclosed proxy card; FOR approval to increase the number of shares of Common Stock authorized for issuance under the SEACOR Holdings Inc. Amended 2007 Share Incentive Plan described under “Proposal No. 2 – Approval of Amendment to the Amended 2007 Share Incentive Plan” in this Proxy Statement and listed under Item 2 of the enclosed proxy card; FOR approval of the compensation paid by the Company to the Named Executive Officers as described under “Proposal No. 3 – Advisory Vote on Executive Compensation” in this Proxy Statement and listed under Item 3 of the enclosed proxy card; and FOR Proposal No. 4 – “Ratification of Appointment of Independent Registered Public Accounting Firm” in this Proxy Statement and listed under Item 4 of the enclosed proxy card. If other matters are properly presented at the Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for the Stockholder.

As a matter of policy, proxy cards, ballots and voting tabulations that identify individual Stockholders are kept confidential by the Company. Such documents are made available only to the inspector of election and personnel associated with processing proxies and tabulating votes at the Meeting. The votes of individual Stockholders will not be disclosed except as may be required by applicable law.

Revocation of Proxies

A Stockholder who so desires may revoke his, her, or its proxy at any time before it is exercised at the Meeting by: (i) providing written notice to the Secretary of the Company; (ii) duly executing a proxy card bearing a date subsequent to that of a previously furnished proxy card; or (iii) attending the Meeting and voting in person. Attendance at the Meeting will not in itself constitute a revocation of a previously furnished proxy and Stockholders who attend the Meeting in person need not revoke their proxy (if previously furnished) to vote in person.

Internet Proxy

This Proxy Statement and the Company’s 2011 Annual Report are available on the Internet at www.seacorholdingsinvestors.com.

In addition, you may find information on how to obtain directions to attend the Meeting and vote in person by submitting a query via e-mail to Investor_Relations@ckor.com.

Solicitation Expenses

The Company will bear the costs of solicitation of proxies for the Meeting. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies from Stockholders by telephone, electronic or facsimile transmission, personal interview or other means.

The Company has requested brokers, bankers and other nominees who hold voting stock of the Company to forward proxy solicitation materials to their customers and such nominees will be reimbursed for their reasonable out-of-pocket expenses.

About SEACOR’s Governance Practices

The Board believes that there is no single best organizational model that would be most effective in all circumstances and that it is in the best interests of the Company and its Stockholders for the Board to retain the authority to modify its leadership structure to best address the Company’s circumstances from time to time. The Board believes that the most effective leadership structure for the Company at the present time is to have Charles Fabrikant, its principal executive officer, serve as Executive Chairman of the Board (the “Executive Chairman”) and Oivind Lorentzen serve as Chief Executive Officer. Additionally, the independent directors decided to elect a director to serve in the role of Lead Independent Director (as described in the Company’s Corporate Governance Guidelines, which are available on the Company’s website). The Lead Independent Director, supported by the chairs of the independent committees of the Board, is responsible for assessing the performance of the Executive Chairman and the Chief Executive Officer and protecting against potential management conflicts. Currently, Andrew R. Morse serves as Lead Independent Director. Mr. Morse is knowledgeable about the Company’s business, having been a member of the Board since June 1998. Mr. Morse also serves as the chair of SEACOR’s Audit Committee, a role that the Board believes complements his role as Lead Independent Director. As Lead Independent Director, Mr. Morse confers with the Executive Chairman and the Chief Executive Officer, convenes and chairs executive sessions of the independent directors, serves as a liaison between the independent directors and the Executive Chairman and the Chief Executive Officer, as appropriate, including providing them with consolidated feedback from executive sessions of the independent directors, and is available in appropriate circumstances to discuss or otherwise communicate about corporate governance matters with the Company’s Stockholders.

In addition to the role that the Lead Independent Director has with regard to the Board, the chair of each of the three wholly independent key committees of the Board and each individual director are all responsible for helping to ensure that meeting agendas are appropriate and that sufficient time and information are available to address issues the directors believe are significant and warrant their attention. Each director has the opportunity and ability to request agenda items, information and additional meetings of the Board or of the independent directors.

The Board has adopted significant governance processes designed to support the Board’s capacity for objective judgment, including executive sessions of the independent directors at Board meetings, independent evaluation of, and communication with, members of senior management, and rigorous self-evaluation of the Board, its committees, and its leadership. These and other critical governance processes are reflected in the Corporate Governance Guidelines and the various Committee Charters that are available on the Company’s website. The Board has also provided mechanisms for Stockholders to communicate in writing with the Lead Independent Director, with the non-management and/or independent directors, and with the full Board on matters of significance. These processes are also outlined on the Company’s website.

The schedule of Board meetings is made available to directors in advance along with the agenda for each meeting so that they may review and request changes. Directors also have unrestricted access to management at all times and regularly communicate informally with management on an assortment of topics.

The Board has in place a succession planning process that includes ongoing consultation with the Executive Chairman and the Chief Executive Officer, and the development of candidates to address future developments and emergency situations.

Risk Oversight

The Company’s results of operations, financial condition and cash flows can be adversely affected by risk. The management of risk is central to the success of the Company and requires the involvement of the Board, officers and employees, all of whom are entrusted to develop a balanced and prudent approach to risk.

The Company has developed and implemented operational controls designed to identify and mitigate risk associated with its financial decisions, operations, legal compliance, business development, changing business conditions, and initiation of new business lines. The Executive Chairman and the Chief Executive Officer, with the assistance of the Chief Financial Officer, Senior Vice Presidents, Business Unit Leaders, the General Counsel and other key executives, are responsible for, among other risk management measures:

●	obtaining appropriate insurance coverage;

●	implementing measures designed to ensure the highest standard of safety for personnel, the environment and property in performing the Company’s operations; and

●	evaluating and identifying risk related to the Company’s capital structure in light of a rigorous assessment of its business activities.

The Board routinely reviews and evaluates its risk profile to ensure that the measures implemented by the Company are adequate to execute and implement the Company’s strategic objectives. Issues related to risk are regularly discussed by the Executive Chairman, the Chief Executive Officer and members of the Board both through informal communications, such as email and in-person meetings, and during formal Board meetings. The Board receives quarterly reports from Business Unit Leaders that include a review of risk management issues unique to each Business Unit. Business Unit Leaders also make formal presentations to the Board at least once per year. In addition, the Board meets with a broad group of the Company’s managers at least once a year to permit directors to discuss Company matters in a more informal environment than the typical meeting. Several Board members are intimately familiar with the risks associated with the types of assets managed and owned by the Company and routinely engage in a dialogue with the Executive Chairman, the Chief Executive Officer and appropriate Business Unit Leaders regarding such risks.

The Audit Committee, together with management, works to respond to recommendations from internal and external auditors and supervisory authorities regarding the Company’s compliance with internal controls and procedures, and other factors that could interfere with the successful implementation of the Company’s strategic plan. The Audit Committee also reviews the adequacy of the Company’s risk management policies and procedures and meets privately with Company employees and the General Counsel to consider recommendations regarding policies related to risk management. In addition, Business Unit Leaders work closely with the General Counsel to facilitate compliance with foreign and domestic laws and regulations. The General Counsel also reports to the Board on Company programs and initiatives that educate employees on these laws, regulations and any updates thereto, and facilitates the Company’s compliance therewith.

The Board believes that management’s procedures, combined with Board and Audit Committee oversight, enable the Company to properly and comprehensively assess risk from both an enterprise-wide and divisional perspective, thereby managing and observing the most substantive risks at each level within the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of Common Stock by: (i) all persons (including any “group” as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) who were known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock; (ii) each director of the Company; (iii) each Named Executive Officer (as defined herein) of the Company named in the Summary Compensation Table set forth below under “Executive Compensation”; and (iv) all directors and executive officers of the Company as a group (13 persons). Except where otherwise indicated in the footnotes to the table, all beneficial ownership information set forth below is as of the Record Date.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percentage of Class

Charles Fabrikant (3)	1,207,119	5.72%
Pierre de Demandolx (4)	38,886	*
Dick Fagerstal (5)	50,253	*
Richard Fairbanks (6)	7,500	*
Blaine V. Fogg (7)	6,250	*
John C. Hadjipateras (8)	42,500	*
Oivind Lorentzen (9)	188,250	*
Andrew R. Morse (10)	52,831	*
R. Christopher Regan (11)	26,095	*
Paul Robinson (12)	22,759	*
Richard Ryan (13)	26,274	*
Steven Webster (14)	41,587	*
Steven J. Wisch (15)	21,875	*

Baron Capital Group, Inc. (16)	1,218,067	5.77%
767 Fifth Avenue, 49th Floor
New York, NY 10153

BlackRock, Inc. (17)	1,602,163	7.59%
40 East 52nd Street
New York, NY 10022

Dimensional Fund Advisors LP (18)	1,090,838	5.16%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

The Vanguard Group, Inc. (19)	1,157,910	5.48%
100 Vanguard Blvd.
Malvern, PA 19355

Wellington Management Company, LLP (20)	1,783,719	8.45%
280 Congress Street
Boston, MA 02110

All director nominees and executive officers as a group (13 persons)	1,732,179	8.20%

___________________________

*	Less than 1.0%.

(1)	Unless otherwise indicated, the address of each of the persons whose name appears in the table above is: c/o SEACOR Holdings Inc., 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, Florida 33316.

(2)
The information contained in the table above reflects “beneficial ownership” of Common Stock within the meaning of Rule 13d-3 under the Exchange Act. Unless otherwise indicated, all shares of Common Stock are held directly with sole voting and dispositive power. Beneficial ownership information reflected in the table above includes shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days after the date of this Proxy Statement.

(3)
Includes 502,536 shares of Common Stock that Mr. Fabrikant may be deemed to own through his interest in, and control of, (i) Fabrikant International Corporation (“FIC”), of which he is President, the record owner of 372,727 shares of Common Stock, (ii) the E Trust, of which he is trustee, the record owner of 3,789 shares of Common Stock, (iii) the H Trust, of which he is trustee, the record owner of 3,789 shares of Common Stock, (iv) VSS Holding Corporation (“VSS Holdings”), of which he is President and sole Stockholder, the record owner of 103,236 shares of Common Stock, and (v) 18,995 shares of Common Stock owned by his mother’s estate over which he is a trustee and has discretion. Also includes 104,200 shares of restricted stock over which Mr. Fabrikant exercises sole voting power and 210,000 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days.

(4)	Includes 30,000 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days.

(5)
Includes 11,920 shares of restricted stock over which Mr. Fagerstal exercises sole voting power and 9,400 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days.

(6)	Includes 6,000 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days.

(7)	Includes 4,500 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days.

(8)
Includes 2,000 shares of Common Stock that Mr. Hadjipateras may be deemed to own through a trust held for his children of which he is the trustee and 30,000 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days.

(9)
Includes 58,000 shares of restricted stock over which Mr. Lorentzen exercises sole voting power, 32,500 shares of Common Stock that Mr. Lorentzen may be deemed to own through various trusts held for his children and 33,000 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days.

(10)	Includes 27,000 shares of Common Stock issuable upon the exercise of options that are exercisable or will become exercisable within 60 days.

(11)
Includes 5,095 shares of Common Stock that Mr. Regan may be deemed to own through various trusts held for his children and 18,000 shares of Common Stock issuable upon the exercise of options that are exercisable or will become exercisable within 60 days.

(12)
Includes 12,880 shares of restricted stock over which Mr. Robinson exercises sole voting power and 5,000 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days.

(13)
Includes 12,280 shares of restricted stock over which Mr. Ryan exercises sole voting power and 3,000 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days.

(14)	Includes 18,000 shares of Common Stock issuable upon the exercise of options that are exercisable or will become exercisable within 60 days.

(15)	Includes 21,000 shares of Common Stock issuable upon the exercise of options that are exercisable or will become exercisable within 60 days.

(16)
According to a Schedule 13G amendment filed jointly on February 14, 2012, by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc. (“BAMCO”), Baron Capital Management, Inc. (“BCM”) and Ronald Baron (“Mr. Baron”), the filers are collectively the beneficial owners of more than 5% of the outstanding Common Stock. BCG and Mr. Baron have shared voting power with respect to 1,106,817 shares of Common Stock and shared dispositive power with respect to 1,218,067 shares of Common Stock. BAMCO has shared voting power with respect to 1,050,200 shares of Common Stock and shared dispositive power with respect to 1,160,200 shares of Common Stock. BCM has shared voting power with respect to 56,617 shares of Common Stock and shared dispositive power with respect to 57,867 shares of Common Stock. BAMCO and BCM serve as an investment advisor and for purposes of the reporting requirements of the Exchange Act may be deemed to beneficially own 1,218,067 shares of Common Stock. Various persons have the right to receive, or the power to direct, the receipt of dividends from, or the proceeds from the sale of, such shares of Common Stock. No one person’s interest in such shares of Common Stock is more than 5% of the total Common Stock outstanding.

(17)
According to a Schedule 13G amendment filed on February 10, 2012, by BlackRock Inc. (“BlackRock”), BlackRock has sole dispositive power and sole voting power with respect to 1,602,163 shares of Common Stock. BlackRock serves as a parent holding company, and, for purposes of the reporting requirements of the Exchange Act, may be deemed to beneficially own 1,602,163 shares of Common Stock. Various persons have the right to receive, or the power to direct, the receipt of dividends from, or the proceeds from the sale of, such shares of Common Stock. No one person’s interest in such shares of Common Stock is more than 5% of the total Common Stock outstanding.

(18)
According to a Schedule 13G filed on February 14, 2012, by Dimensional Fund Advisors LP (“Dimensional”), Dimensional has sole voting power with respect to 1,056,714 shares of Common Stock and sole dispositive power with respect to 1,090,838 shares of Common Stock. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”). In certain cases, subsidiaries of Dimensional may act as advisor or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, neither Dimensional nor its subsidiaries possess voting and/or investment power over the shares of Common Stock owned by the Funds and may be deemed to be the beneficial owner of the shares of Common Stock.   However, all of the Common Stock is owned by the Funds and Dimensional disclaims beneficial ownership of all such securities. Various funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the securities held in their respective accounts. No one such Fund’s interest in such shares of Common Stock is more than 5% of the total Common Stock outstanding.

(19)
According to a Schedule 13G filed on February 10, 2012, by The Vanguard Group, Inc. (“Vanguard”), Vanguard has sole voting power with respect to 15,175 shares of Common Stock, sole dispositive power with respect to 1,142,735 shares of Common Stock and shared dispositive power with respect to 15,175 shares of Common Stock. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 15,175 shares of the Common Stock as a result of its serving as an investment manager of collective trust accounts. VFTC directs the voting of these shares. Vanguard may be deemed to beneficially own 1,157,910 shares of Common Stock.

(20)
According to a Schedule 13G amendment filed on February 14, 2012, by Wellington Management Company, LLP (“Wellington”), Wellington has shared voting power with respect to 734,356 shares of Common Stock and shared dispositive power with respect to 1,783,719 shares of Common Stock. Wellington serves as an investment advisor and for purposes of the reporting requirements of the Exchange Act may be deemed to beneficially own 1,783,719 shares of Common Stock. Various persons have the right to receive, or the power to direct, the receipt of dividends from, or the proceeds from the sale of, such shares of Common Stock. No one person’s interest in such shares of Common Stock is more than 5% of the total Common Stock outstanding.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Board of Directors

Pursuant to applicable Delaware law (the jurisdiction of incorporation of the Company), the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and the Company’s Fourth Amended and Restated By-Laws (the “By-Laws”), the business and affairs of the Company are managed by or under the direction of the Board. Generally, the Board oversees the management of the Company’s business operations, determines the corporate policies and appoints the Executive Chairman, the Chief Executive Officer, the Chief Financial Officer and other executive officers of the Company.

Pursuant to the By-Laws, the number of directors constituting the Board shall be no fewer than five nor more than twelve, as may be fixed from time to time by resolution of a majority of the entire Board. The size of the Board is presently fixed at ten members. The By-Laws provide that directors of the Company are elected annually to serve until the next Annual Meeting of Stockholders or until their earlier resignation or removal. At the Meeting, ten directors are to be elected to serve until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. All of the nominees for director named below are currently directors of the Company. Unless otherwise specified, proxies will be voted FOR the election of each of the nominees named below. The Board does not expect that any of the nominees will be unable to serve as a director. However, if for any reason one or more of the nominees is unable to serve, proxies will be voted for such substitute nominees as the Board may recommend unless otherwise specified in the proxy.

Director Independence

The Board has adopted standards for determination of director independence in compliance with the Corporate Governance Listing Standards of the New York Stock Exchange (the “NYSE”). A copy of the Company’s Corporate Governance Guidelines is available to holders of the Company’s Common Stock free of charge on the Company’s website at www.seacorholdings.com under the link chain “Investors - Corporate Governance – Governance Documents.” A director is deemed independent if the Nominating and Corporate Governance Committee and the Board find that the director is independent under the NYSE’s governance standards and the additional standards approved by the Board, which go beyond those required by the NYSE. The Board evaluates the facts and circumstances of each director candidate. For a director to be deemed independent, the Board must conclude that a director does not have any relationship that is likely to impair his or her ability to act independently.

The Board has affirmatively determined that each member of the Board meets the Company’s independence standards with the exception of Mr. Fabrikant (because he is the current Executive Chairman of the Company) and Mr. Lorentzen (because he is the current Chief Executive Officer of the Company). The independence standards adopted by the Company are published on the Company’s website at www.seacorholdings.com, under the link chain “Investors - Corporate Governance – Governance Documents.”

Executive Sessions

Directors meet at regularly scheduled executive sessions without any members of management present to discuss issues relating to management performance and any other issue that may involve a potential conflict of interest with management. In February 2011, the Board elected Andrew R. Morse as its Lead Independent Director. Executive sessions are presided over by Mr. Morse as the Lead Independent Director, who is responsible for:

●	chairing executive sessions of Board meetings, which include meetings to evaluate and review the performance of the Executive Chairman and the Chief Executive Officer;

●	acting as chairman for any Board meetings when the Executive Chairman is not present;

●

conferring with the Executive Chairman and the Chief Executive Officer and serving as a liaison between the independent directors (who also have direct and complete access to the Executive Chairman and the Chief Executive Officer) and the Executive Chairman and the Chief Executive Officer as appropriate, including providing them with consolidated feedback from executive sessions of the independent directors;

●	acting on behalf of the Company to communicate corporate governance matters to the Company’s Stockholders; and

●	together with the Chairman of the Nominating and Corporate Governance Committee, presiding over the Board’s self-evaluation.

Communications with the Board or Non-Employee Directors

Stockholders or interested parties who wish to communicate with the Board, its Lead Independent Director and/or non-management and independent directors may do so by writing in care of SEACOR’s Corporate Secretary, indicating by title or name to whom correspondence should be directed. Correspondence should be sent to: SEACOR Holdings Inc., Attn: Corporate Secretary, 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, FL 33316 or by e-mail to corporatesecretary@ckor.com. The non-management and independent directors have established procedures for handling communications from Stockholders of the Company and directed the Corporate Secretary to act as their agent in processing any communications received. All communications that relate to matters that are within the scope of the responsibilities of the Board and its committees will be forwarded to the non-management and independent directors. Communications that relate to matters that are within the responsibility of one of the Board committees will be forwarded to the chairperson of the appropriate committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities will be sent to the appropriate executive. Solicitations, junk mail and obviously frivolous or inappropriate communications will not be forwarded, but will be made available to any non-employee director who wishes to review them.

The Audit Committee has established procedures for (i) the receipt, retention, and treatment of complaints, reports and concerns regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission of complaints, reports and concerns by employees regarding questionable accounting or auditing matters. These procedures are published on the Company’s website, at www.seacorholdings.com, under the link chain “Investors - Corporate Governance - Governance Documents.” Such complaints, reports or concerns may be communicated to the Company’s General Counsel or the Chairman of the Audit Committee through a toll-free hotline at 1-866-384-4277 or through an internet based reporting tool provided by EthicsPoint (www.ethicspoint.com), each available on an anonymous and confidential basis. Complaints received are logged by the General Counsel, communicated to the Chairman of the Audit Committee and investigated, under the supervision of the Audit Committee, by the General Counsel. In accordance with Section 806 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), these procedures prohibit the Company from retaliating against any person who, in good faith, submits an accounting or auditing complaint, report or concern or provides assistance in the investigation or resolution of such matters.

Board Candidate Evaluation

The process by which Board candidates are identified and assessed begins with the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is asked to identify, screen and review individuals qualified to serve as directors and ultimately recommend to the Board candidates for election at the Company’s Annual Meeting of Stockholders. After completing its evaluation, the Nominating and Corporate Governance Committee presents its recommendation to the Board for consideration and approval. The Nominating and Corporate Governance Committee, in formulating its recommendation of candidates to the Board (including current directors being considered for re-election), and the Board in its consideration of such candidates, consider each candidate’s personal qualifications (particularly in light of the Company’s various lines of business) and how such personal qualifications effectively address the then perceived current needs of the Board. Appropriate personal qualifications and criteria for Board membership include the following:

●	experience investing in and/or guiding complex businesses as an executive leader or as an investment professional within an industry or area of importance to the Company;

●	proven judgment, competence and/or substantial accomplishments within an industry or area of importance to the Company;

●	prior or current association with institutions noted for their excellence;

●	complementary professional skills and experience addressing the complex issues facing a multifaceted international organization;

●	an understanding of the Company’s businesses and the environment in which the Company operates; and

●	diversity as to business experiences, educational and professional backgrounds and ethnicity.

Having evaluated the Board candidates pursuant to these processes and criteria, the Nominating and Corporate Governance Committee recommended, and the Board determined to nominate, each of the incumbent directors named below for re-election.

The Company will report any material change to this procedure in an appropriate filing with the Securities and Exchange Commission (the “SEC”) and will make any such changes available promptly on the Investor Relations section of the Company’s website at www.seacorholdings.com.

Biographical Information

Set forth below is certain biographical information with respect to each nominee for election as director:

Name	Age	Position	Director Since
Charles Fabrikant	67	Executive Chairman	December 1989
Pierre de Demandolx (2)	71	Director	April 1994
Richard Fairbanks (2)(3)	71	Director	April 1993
Blaine V. Fogg (1)(2)	72	Director	September 2010
John C. Hadjipateras (1)(2)	61	Director	July 2000
Oivind Lorentzen	61	Director and Chief Executive Officer	August 2001
Andrew R. Morse (2)(3)	66	Lead Independent Director	June 1998
R. Christopher Regan (1)	57	Director	September 2005
Steven Webster (2)	60	Director	September 2005
Steven J. Wisch (2)(3)	50	Director	August 2003

________________________

(1)	Member of the Compensation Committee.

(2)	Member of the Nominating and Corporate Governance Committee.

(3)	Member of the Audit Committee.

Charles Fabrikant is Executive Chairman and has been a director of the Company and several of its subsidiaries since its inception in 1989. Effective September 2010, Mr. Fabrikant resigned as President and Chief Executive Officer of the Company and was designated Executive Chairman. Mr. Fabrikant is a graduate of Columbia University School of Law and Harvard University. Mr. Fabrikant is a director of Diamond Offshore Drilling, Inc., a contract oil and gas driller. He is also President of Fabrikant International Corporation (“FIC”), a privately owned corporation engaged in marine investments. FIC may be deemed an affiliate of the Company.

With over thirty years experience in the maritime, transportation, investment and environmental industries and his position as the founder of the Company, Mr. Fabrikant’s broad experience and deep understanding of the Company make him uniquely qualified to serve as a director.

Pierre de Demandolx has been a general partner of DPH Conseils, a Paris based shipping and energy consulting company, since October 2003 and a director of Crude Carriers Corp., an international transportation company focused on the crude tanker industry, since March 2010. From April 1999 until October 2003, Mr. de Demandolx was the Managing Director of Petroleum Development and Diversification, a London based consulting agency. From 1995 until September 2001, he was a director of Compagnie Nationale de Navigation (“CNN”), a Paris based public shipping company owned by Worms et Cie until 1998, and owned by Compagnie Maritime Belge until 2001. Mr. de Demandolx was the Chief Executive Officer of CNN from September 1990 to June 1996. From 1996 until October 1997, Mr. de Demandolx was the Chairman of the Board of Héli-Union, a Paris based helicopter transportation company.

Mr. de Demandolx’s extensive experience in the shipping, aviation and energy industries adds great value to the Board as his experience is directly related to the Company’s lines of business.

Richard Fairbanks has been a Counselor at the Center for Strategic and International Studies, a Washington, D.C. based research organization, since April 2000. He served as Managing Director for Domestic and International Issues from 1994 until April 1999, and President and Chief Executive Officer from May 1999 to April 2000. Mr. Fairbanks was the Managing Partner of the Washington, D.C. office of Paul, Hastings, Janofsky & Walker LLP, a law partnership, from 1985 to 1992, when he became Senior Counsel, a position he held until 1994. Mr. Fairbanks served as a director of Hercules Inc. between 1995 and 2000 and between 1998 and 2005 he served as a director of SPACEHAB, Inc. Mr. Fairbanks served as a director of GATX Corporation, a leader in leasing transportation assets from 1996 to 2011. Mr. Fairbanks is the founder and Chairman of Layalina Productions, a non-profit Arabic language television production company. He formerly served as an Ambassador-at-Large for the United States and was International Chairman of the Pacific Economic Cooperation Council. Mr. Fairbanks is admitted to practice law in the District of Columbia and before the United States Supreme Court.

Mr. Fairbanks’ leadership experience with companies operating in the rail and marine transportation business, combined with his legal and government background provide the Board with strategic insight in the areas of transportation, government, international policy, and law. His strong background in finance adds a valuable perspective to the Audit Committee of which he is a member.

Blaine V. (“Fin”) Fogg is Of Counsel at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, practicing corporate and securities law. He previously was a partner at the firm from 1972 until 2004. Mr. Fogg has been a Director of Griffon Corporation, a diversified management and holding company, since May 2005, and has been President of The Legal Aid Society of New York since November 2009.

Mr. Fogg’s decades of experience as a corporate and securities lawyer concentrating on mergers, acquisitions and other corporate transactions add great value to the Board with respect to the Company’s transactional matters and corporate governance.

John C. Hadjipateras is President of Eagle Ocean Transport Inc., a Stamford, Connecticut based marine transportation agency concentrating in vessel sales and purchase, chartering, insurance and finance. He is a Trustee of KIDSCAPE Ltd., a U.K. based charity. From 1972 to 1993, he was Managing Director of Peninsular Maritime Ltd., a ship brokerage firm based in London, England. From 1974 until 1999, Mr. Hadjipateras was a Council member of INTERTANKO, the International Association of Independent Tanker Owners. From 1985 until 1989, he was a Board Member of the Greek Shipping Cooperation Committee.

Mr. Hadjipateras’ extensive experience in marine transportation and the offshore marine services industry provides the Board with insight into both the domestic and international markets regarding the sale, purchase, chartering, insurance and finance of maritime vessels, and adds perspective to the Compensation Committee of which he is a member.

Oivind Lorentzen was appointed Chief Executive Officer of the Company effective September 2010. From 1990 until September 2010, Mr. Lorentzen was President of Northern Navigation America, Inc., a Stamford, Connecticut based investment management and ship-owning agency company concentrating in specialized marine transportation and ship finance. From 1979 to 1990, Mr. Lorentzen was Managing Director of Lorentzen Empreendimentos S.A., an industrial and shipping group in Brazil, and he served on its Board of Directors until December 2005. Mr. Lorentzen was Chairman of NFC Shipping Funds, a leading private equity fund in the maritime industry, from 2000 to 2008. Mr. Lorentzen is also a director of Blue Danube, Inc., an inland marine service provider, and a director of Genessee & Wyoming Inc., an owner and operator of short line and regional freight railroads.

Mr. Lorentzen adds a valuable perspective to the Board given his strong background in finance in the maritime industry, having served as the CEO of an investment management and ship-owning company specializing in ship finance.

Andrew R. Morse is a Managing Director and Senior Portfolio Manager of Morse, Towey and White, a wholly-owned wealth management unit of High Tower Advisors Inc., a Chicago based firm of investment advisors. In addition, Mr. Morse serves on the Board of Directors of High Tower Advisors Inc. Mr. Morse was a managing director and senior portfolio manager of UBS Financial Services, Inc. from October 2001 until July 2010. Mr. Morse was Senior Vice President-Investments of Salomon Smith Barney Inc. of New York, an investment banking firm, and Smith Barney Inc., its predecessor, from March 1993 to October 2001. Mr. Morse sits on numerous philanthropic boards and is Vice Chairman for Finance of the American Committee of the Weizmann Institute of Science. Mr. Morse served as a director of Seabulk International, Inc. both before and following its merger with the Company in July 2005 until March 2006.

Mr. Morse’s deep experience in wealth management and corporate finance provides a valuable resource to the Board. In addition, his finance experience through advising high net worth individuals and investment entities adds a valuable perspective to the Board and makes him well qualified to serve as Chairman of the Audit Committee. In addition, foreign governments have sought his experience on international corporate finance with respect to issues such as complex energy crisis management and other significant matters of public policy related to the Company’s lines of business.

R. Christopher Regan is Co-Founder and, since March 2002, Managing Director, of The Chartis Group, a management consultancy group offering strategic, operational, risk management, governance and compliance advice to U.S. healthcare providers, suppliers and payers. Prior to co-founding The Chartis Group in 2001, Mr. Regan served from March 2001 to December 2001 as President of H-Works, a healthcare management consulting firm and a division of The Advisory Board Company. From January 2000 through December 2000, Mr. Regan served as Senior Vice President of Channelpoint, Inc., a healthcare information services company. Mr. Regan also serves as a Trustee of Ascension Health Ventures.

Mr. Regan’s experience providing advice regarding business valuations, risk management, financial governance and compliance adds to the Board’s breadth of experience on these important factors, and especially benefits the Compensation Committee, of which he is a member.

Steven Webster has been a Co-Managing Partner of Avista Capital Partners LP, a private equity investment business he co-founded that focuses on the energy, healthcare and other industries, since 2005. From 2000 through June 2005, Mr. Webster was Chairman of Global Energy Partners, an affiliate of Credit Suisse First Boston’s Alternative Capital Division. From 1988 through 1997, Mr. Webster was Chairman and CEO of Falcon Drilling Company, Inc. (“Falcon Drilling”) an offshore drilling company he founded, and through 1999, served as President and CEO of R&B Falcon Corporation (“R&B Falcon”), the successor to Falcon Drilling formed through its merger with Reading & Bates Corporation. Mr. Webster served as a Vice Chairman of R&B Falcon until 2001 when it merged with Transocean, Inc. Mr. Webster formerly served on the Board of Directors of Crown Resources

Corporation, Brigham Exploration Company, Goodrich Petroleum Corporation, Grey Wolf, Inc., Encore Bancshares, Inc., Solitario Exploration & Royalty Corporation and Pinnacle Gas Resource. Mr. Webster currently serves as Chairman of Carrizo Oil & Gas, Inc., a Houston based independent energy company engaged in the exploration, development and production of natural gas and oil, and Basic Energy Services Inc., a company that provides well site services to domestic oil and gas producers. He is also a Trust Manager of Camden Property Trust, a real estate investment trust specializing in multi-family housing, and a director of Hercules Offshore, Inc., an international provider of offshore contract drilling, liftboat and inland barge services, Geokinetics Inc., a global geophysical company providing seismic acquisition, seismic and interpretation services, and various private companies. Mr. Webster served as a director of Seabulk International, Inc. both before and following its merger with the Company in July 2005 until March 2006.

Mr. Webster’s extensive experience with private equity and equity-related investments, with an emphasis in the energy sector, provides additional depth to the Board’s analysis of investment opportunities. His board positions in the energy industry and his experience as Chairman and Chief Executive Officer of a public company in the energy sector provide additional experience to the Board in evaluating corporate opportunities.

Steven J. Wisch is the Co-Founder and Managing Partner of India Equity Partners, an Indian private equity fund, and a Co-Founder of IREO, an Indian real estate development fund. From November 2003 through 2005, Mr. Wisch was President of Related Investments, a New York based private investment firm. From December 2001 through August 2002, Mr. Wisch was Chief Operating Officer of The 9/11 United Services Group, a New York based not-for-profit organization. In December 2001, Mr. Wisch retired as a Partner and Managing Director of Goldman, Sachs & Co., an international investment bank (“Goldman Sachs”), where he was employed from 1983 through 1985 and again from 1987 through December 2001. Mr. Wisch also serves on the Boards of the U.S.-India Business Council, and Channel Control Merchants, LLC and is a member of the Council on Foreign Relations.

Mr. Wisch’s experience with the Company dates back to his time at Goldman Sachs. He introduced Goldman Sachs to SEACOR and Goldman Sachs became an early investor in the Company. He also worked on the Company’s initial public offering. His strong finance background and international and investment banking experience qualify him as a financial expert and bring significant value to the Audit Committee of which he is a member.

Voting. Directors will be elected by a plurality of the shares of Common Stock represented in person or by proxy at the Meeting. If you do not wish your shares to be voted for any particular nominee, please identify any nominee for whom you “withhold authority” to vote on the enclosed proxy card.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR-NOMINEES NAMED ABOVE.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that each director and executive officer of the Company and each person owning more than 10% of the Common Stock report his or her initial ownership of Common Stock and any subsequent changes in that ownership to the SEC. The Company is required to disclose in this Proxy Statement any failure to file or late filings of such reports with respect to the most recent fiscal year.

Based solely upon a review of copies of forms furnished to the Company or written representations from certain reporting persons that no Form 5s were required for such reporting persons, the Company believes that during the 2011 fiscal year all Section 16(a) filing requirements were satisfied.

INFORMATION RELATING TO THE BOARD OF DIRECTORS AND

COMMITTEES THEREOF

Meetings

During the year ended December 31, 2011, the Board held six meetings. The Board also took action pursuant to a Unanimous Written Consent on three occasions. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and all committees of the Board on which they served during their tenure in 2011, except for Steven Webster, who attended 71% (5 of 7) of the aggregate number of Board meetings and meetings of all committees of the Board on which he served during his tenure in 2011. Although the Company does not have a formal policy requiring Board members to attend the Annual Meeting, nine of the ten Board members then serving attended the Company’s 2011 Annual Meeting.

Compensation of Directors

Directors who are officers of the Company receive no remuneration by reason of such directorship and are not compensated for attending meetings of the Board or standing committees thereof. During 2011, directors who were not officers of the Company were paid at an annual rate of $52,000 and received $4,000 for every Board and Committee meeting attended in person and $2,000 per meeting for telephonic attendance.

The SEACOR Amended 2007 Share Incentive Plan, as amended (the “Amended Share Incentive Plan”), is administered by the Board or by a committee designated by the Board, under which each member of the Board who is not an employee of the Company is granted options and shares of Common Stock. It is the policy of the Board to award annual equity grants to each non-employee director consisting of 3,000 options to purchase shares of Common Stock and 500 shares of Common Stock at its regularly pre-scheduled annual meetings. The 500 shares of Common Stock granted are delivered in four equal installments of 125 shares on the date of such annual meeting and on the dates that are three, six, and nine months thereafter (each such installment of shares, until the delivery date thereof, “Unvested Stock Award”). These grants are made on dates previously established by the Board and the Company does not time the release of non-public information for the purpose of affecting the value of equity awards.

The exercise price of the options granted is the fair market value per share of Common Stock on the date the options were granted. Options are exercisable at any time following the earlier of the first anniversary of, or the next Annual Meeting after, the date of grant, for a period of up to ten years from the date of grant. Subject to the accelerated vesting of options upon a non-employee director’s death or disability or a change in control of the Company, if a non-employee director’s service as a director of the Company is terminated, his or her options that are not then exercisable will terminate. A non-employee director’s options that are vested but not exercised may, subject to certain exceptions, be exercised within one year after the date of termination of service as a director in cases of termination by reason of voluntary retirement, failure of the Company to nominate such director for re-election or failure of such director to be re-elected by Stockholders after nomination by the Company, or termination of service as a director by reason of death or disability. If a non-employee director’s service as a director of the Company terminates for any reason, any and all Unvested Stock Awards will terminate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

The following table shows the compensation of the Company’s non-employee directors for the year ended December 31, 2011.

Name	Fees earned or paid in cash (4)	Stock Awards (5)	Option Awards (6)	Total
	($)	($)	($)	($)
Pierre de Demandolx (2)(7)	76,000	48,025	94,208	218,233
Richard Fairbanks (2)(3)(8)	104,000	48,025	94,208	246,233
Blaine V. Fogg (1)(2)(9)	92,000	48,025	94,208	234,233
John C. Hadjipateras (1)(2)(10)	80,000	48,025	94,208	222,233
Andrew R. Morse (2)(3)(11)	106,000	48,025	94,208	248,233
R. Christopher Regan (1)(12)	88,000	48,025	94,208	230,233
Steven Webster (2)(13)	68,000	48,025	94,208	210,233
Steven J. Wisch (2)(3)(14)	102,000	48,025	94,208	244,233
_________________________

(1)	Member of the Compensation Committee.

(2)	Member of the Nominating and Corporate Governance Committee.

(3)	Member of the Audit Committee.

(4)
Non-employee directors were paid at an annual rate of $52,000 and received $4,000 for every Board and Committee meeting attended in person and $2,000 for each meeting attended by telephone. During 2011, Mr. Morse elected to defer $54,000 of compensation in the Company’s Non-Qualified Deferred Compensation Program.

(5)
On May 24, 2011, each of the non-employee directors was granted 500 shares of Common Stock (consistent with the previous year). The dollar amount of stock awards set forth in this column is equal to the grant date fair value of such stock awards calculated in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 without regard to forfeitures for stock-based compensation (Formerly FAS 123R). Discussion of the policies and assumptions used in the calculation of grant date value are set forth in Notes 1 and 13 of the Consolidated Financial Statements in the Company’s 2011 Annual Report to Stockholders.

(6)
On May 24, 2011, each of the non-employee directors was granted 3,000 options to purchase shares of Common Stock (consistent with the previous year). The dollar amount of option awards set forth in this column is equal to the grant date fair value of such option awards calculated in accordance with FASB ASC Topic 718 without regard to forfeitures. Discussion of the policies and assumptions used in the calculation of the compensation cost are set forth in Notes 1 and 13 of the Consolidated Financial Statements in the Company’s 2011 Annual Report to Stockholders.

(7)	As of December 31, 2011, Mr. de Demandolx had 30,000 outstanding options to purchase Common Stock, of which 27,000 were exercisable.

(8)	As of December 31, 2011, Mr. Fairbanks had 6,000 outstanding options to purchase Common Stock, of which 3,000 were exercisable.

(9)	As of December 31, 2011, Mr. Fogg had 4,500 outstanding options to purchase Common Stock, of which 1,500 were exercisable.

(10)	As of December 31, 2011, Mr. Hadjipateras had 30,000 outstanding options to purchase Common Stock, of which 27,000 were exercisable.

(11)	As of December 31, 2011, Mr. Morse had 30,000 outstanding options to purchase Common Stock, of which 27,000 were exercisable.

(12)	As of December 31, 2011, Mr. Regan had 18,000 outstanding options to purchase Common Stock, of which 15,000 were exercisable.

(13)	As of December 31, 2011, Mr. Webster had 18,000 outstanding options to purchase Common Stock, of which 15,000 were exercisable.

(14)	As of December 31, 2011, Mr. Wisch had 21,000 outstanding options to purchase Common Stock, of which 18,000 were exercisable.

Corporate Governance Guidelines and Codes of Ethics

SEACOR has adopted a set of Corporate Governance Guidelines, a Code of Business Conduct and Ethics and a Supplemental Code of Ethics. A copy of each of these documents is available on the Company’s website at www.seacorholdings.com, under the link chain “Investors - Corporate Governance - Governance Documents” and is also available to Stockholders in print without charge upon written request to the Company’s Investor Relations Department, 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, Florida 33316, or via e-mail to: Investor_Relations@ckor.com.

SEACOR’s Corporate Governance Guidelines address areas such as director responsibilities and qualifications, director compensation, management succession, board committees and annual self-evaluation. SEACOR’s Code of Business Conduct and Ethics is applicable to its directors, officers, and employees and its Supplemental Code of Ethics is applicable to SEACOR’s Executive Chairman, Chief Executive Officer and senior financial officers. SEACOR will disclose future amendments to, or waivers from, certain provisions of its Supplemental Code of Ethics on its website within two business days following the date of such amendment or waiver.

Committees of the Board

The Company has three standing committees: the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The charter of each such committee is available on the Company’s website at www.seacorholdings.com, under the link chain “Investors - Corporate Governance - Governance Documents” and is also available to Stockholders in print without charge upon written request to the Company’s Investor Relations Department, 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, Florida 33316, or via e-mail to: Investor_Relations@ckor.com.

Nominating and Corporate Governance Committee

Committee Function. The Nominating and Corporate Governance Committee assists the Board with:

●

identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for election at the Company’s Annual Meeting of Stockholders and to fill Board vacancies;

●

recommending modifications, as appropriate, to the Company’s policies and procedures for identifying and reviewing Board candidates, including those related to Board candidates submitted for consideration by Stockholders;

●

reviewing the composition of the Board as a whole, including whether the Board reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity and other desired qualities;

●	periodically reviewing the size of the Board and recommending any appropriate changes;

●	overseeing the evaluation of the Board and management;

●	recommending changes in director compensation; and

●	various governance responsibilities.

Charter and Meetings. The Nominating and Corporate Governance Committee held one meeting during the last fiscal year. The Board adopted a charter for the Nominating and Corporate Governance Committee on February 11, 2004. The Nominating and Corporate Governance Committee meets as frequently as circumstances dictate but not less than once a year. The charter of the Nominating and Corporate Governance Committee is available on the Company’s website at www.seacorholdings.com, under the link chain “Investors - Corporate Governance - Governance Documents.”

Each Nominating and Corporate Governance committee member has been determined by the Board to be “independent” within the meaning of the listing standards of the NYSE. The members of the Nominating and Corporate Governance Committee at the time of the Meeting are Messrs. de Demandolx, Fairbanks, Fogg, Hadjipateras, Morse, Webster and Wisch.

Selection of Board Nominees. To fulfill its responsibility to recruit and recommend to the full Board nominees for election as directors, the Nominating and Corporate Governance Committee reviews the composition of the full Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and works with management in attracting candidates with those qualifications.

In identifying new director candidates, the Nominating and Corporate Governance Committee seeks advice and names of candidates from Nominating and Corporate Governance Committee members, other members of the Board, members of management and other public and private sources. The Nominating and Corporate Governance Committee, in formulating its recommendation of candidates to the Board, considers each candidate’s personal qualifications (particularly in light of the Company’s various lines of business) and how such personal qualifications effectively address the then perceived current needs of the Board. Appropriate personal qualifications and criteria for Board membership include the following:

●	experience investing in and/or guiding complex businesses as an executive leader or as an investment professional within an industry or area of importance to the Company;

●	proven judgment, competence and/or substantial accomplishments within an industry or area of importance to the Company;

●	prior or current association with institutions noted for their excellence;

●	complementary professional skills and experience addressing the complex issues facing a multifaceted international organization;

●	an understanding of the Company’s businesses and the environment in which the Company operates; and

●	diversity as to business experiences, educational and professional backgrounds and ethnicity.

After the Nominating and Corporate Governance Committee completes its evaluation, it presents its recommendations to the Board for consideration and approval.

The Nominating and Corporate Governance Committee may also, but need not, retain a search firm in order to assist it in these efforts.

Having evaluated the Board candidates pursuant to these processes, the Nominating and Corporate Governance Committee recommended, and the Board determined to nominate, each of the incumbent directors named above for re-election.

Stockholder Recommendations. The Nominating and Corporate Governance Committee considers director candidates suggested by the Company’s Stockholders provided that the recommendations are made in accordance with the same procedures required under the Company’s By-Laws for nomination of directors by Stockholders and described in this Proxy Statement under the heading “Other Matters–Stockholder Nomination of Directors.” Stockholder nominations that comply with these procedures and that meet the criteria outlined above will receive the same consideration that the Nominating and Corporate Governance Committee’s nominees receive.

Audit Committee

Committee Function. The Audit Committee assists the Board in fulfilling its responsibility to oversee:

●

management’s execution of the Company’s financial reporting process, including the reporting of any material events, transactions, changes in accounting estimates or changes in important accounting principles and any significant issues as to adequacy of internal controls;

●	the selection and performance of the Company’s independent registered public accounting firm (including its qualifications and independence);

●	the review of the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof;

●	the Company’s systems of internal accounting and financial controls and the annual independent audit of the Company’s financial statements;

●

risk management and controls, which include assisting management in identifying and monitoring risks, developing effective strategies to mitigate risk, and incorporating procedures into its strategic decision-making (and reporting developments related thereto to the Board); and

●	the processes for handling complaints relating to accounting, internal accounting controls and auditing matters.

Charter and Meetings. The Audit Committee held 12 meetings during the last fiscal year. The Board adopted a revised charter for the Audit Committee on February 11, 2004, which sets forth the Audit Committee’s responsibilities. The charter of the Audit Committee is available on the Company’s website at www.seacorholdings.com, under the link chain “Investors - Corporate Governance - Governance Documents.”

The current members of the Audit Committee are Messrs. Fairbanks, Morse and Wisch. The Board has determined that all members of the Audit Committee are “independent” and “financially literate” under the rules of the NYSE currently applicable to the Company. The Board has further determined that Mr. Morse is an “Audit Committee Financial Expert” within the meaning of the regulations of the SEC, and is independent as that term is used in Item 7(d)(3)(iv) of Schedule 14A of the rules promulgated under the Exchange Act. Additionally, each member of the Audit Committee meets the heightened requirement for independence set forth in the Sarbanes-Oxley Act.

The Audit Committee’s role is one of oversight. The Company’s management is responsible for preparing the Company’s financial statements and the independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee recognizes that Company management, including the internal audit staff, or outside provider of such services, and the independent registered public accounting firm has more time, knowledge and detailed information about the Company than do Audit Committee members. Consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent registered public accounting firm’s work.

The Audit Committee’s principal responsibilities include: (i) appointing and reviewing the performance of the independent registered public accounting firm; (ii) reviewing and, if appropriate and necessary, pre-approving audit and permissible non-audit services of the independent registered public accounting firm; (iii) reviewing the adequacy of the Company’s internal and disclosure controls and procedures; (iv) reviewing and reassessing the adequacy of the Company’s charter; (v) reviewing with management any significant risk exposures; (vi) reviewing with management and the independent registered public accounting firm the Company’s annual and quarterly financial statements; (vii) reviewing and discussing with management and the independent registered public accounting firm all critical accounting policies and practices used by the Company and any significant changes thereto; (viii) reviewing and discussing with management, the independent registered public accounting firm and the internal auditor any significant findings during the year, including the status of previous audit recommendations; (ix) assisting the Board in monitoring compliance with legal and regulatory requirements; and (x) establishing and maintaining procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

AUDIT COMMITTEE REPORT

In connection with the Company’s consolidated financial statements for the year ended December 31, 2011, the Audit Committee has:

●	reviewed and discussed the audited financial statements with management;

●

discussed with the Company’s independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed by Statements on Auditing Standards No. 114 The Auditor’s Communication with Those Charged with Governance; and

●	received the written disclosures and the letter from Ernst & Young LLP as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence.

Based on the review and discussions with the Company’s management and the independent registered public accounting firm, as set forth above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC.

The foregoing report is respectfully submitted by the Audit Committee.

Richard Fairbanks
Andrew R. Morse
Steven J. Wisch

The foregoing report shall not be deemed incorporated by reference by any general statement or reference to this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under those Acts.

Compensation Committee

Committee Function. The Compensation Committee, among other things:

●

approves, either on its own or in consultation with the Company’s independent directors, the compensation of the Executive Chairman, the Chief Executive Officer, other executive officers, and certain officers or managers of a Business Unit or subsidiary who receive an annual base salary of more than $300,000;

●	evaluates the performance of the Executive Chairman and the Chief Executive Officer and reports its findings to the Board;

●	reviews, approves and makes recommendations with respect to changes in incentive compensation and equity-based plans;

●	approves all grants of stock options and restricted stock awards;

●	reviews and makes recommendations with respect to director compensation;

●	prepares a report to be included in the Company’s annual proxy statement; and

●	prepares an annual performance self-evaluation.

The Chairman of the Compensation Committee sets the agenda for meetings of the Compensation Committee. The meetings are attended by the Executive Chairman, the Chief Executive Officer and the General Counsel, if requested. At each meeting, the Compensation Committee has the opportunity to meet in executive session. The Chairman of the Compensation Committee reports the actions of the Compensation Committee regarding compensation of executive officers to the full Board. The General Counsel supports the Compensation Committee in its duties and may be delegated certain administrative duties in connection with the Company’s compensation programs. The Compensation Committee has the sole authority to retain compensation consultants to assist in the evaluation of director or executive officer compensation. After having met with several compensation consultants in prior years, the Compensation Committee decided not to engage a consultant. The Compensation Committee receives compensation related information from professional service providers such as Equilar’s research database, a resource for analyzing executive compensation and executive pay trends, and through publicly available compensation-related information.

Charter and Meetings. The Compensation Committee met six times in 2011 and acted by Unanimous Written Consent on one occasion. The Board adopted the Compensation Committee charter on February 11, 2004. The Compensation Committee meets as frequently as circumstances dictate but not less than once a year. The charter of the Compensation Committee is available on the Company’s website at www.seacorholdings.com, under the link chain “Investors - Corporate Governance - Governance Documents.”

The Compensation Committee consists entirely of “non-employee directors,” as defined by Rule 16b-3 under the Exchange Act, all of whom satisfy the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Board has determined that each of the directors is “independent” within the meaning of the listing standards of the NYSE.

Interlocks and Insider Participation. The members of the Compensation Committee at the time of the Meeting are Messrs. Fogg, Hadjipateras and Regan and each member of the Compensation Committee is an independent director. No member of the Compensation Committee: (i) was an officer or employee of the Company or any of its subsidiaries during 2011; (ii) was formerly an officer of the Company or any of its subsidiaries; or (iii) served on the board of directors of any other company any of whose executive officers served on the Company’s Compensation Committee or its Board.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the management of the Company and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

The foregoing report is respectfully submitted by the Compensation Committee.

Blaine V. Fogg
John C. Hadjipateras
R. Christopher Regan

The foregoing report shall not be deemed incorporated by reference by any general statement or reference to this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under those Acts.

COMPENSATION DISCUSSION AND ANALYSIS

Scope of Committee’s Authority

The Compensation Committee (the “Committee”) functions pursuant to its charter, which is available to holders of the Company’s securities on the Company’s website at www.seacorholdings.com under the link chain “Investors - Corporate Governance - Governance Documents.” Its mandate is to: (1) review all compensation practices within the Company; (2) establish and approve compensation for the Executive Chairman, the Chief Executive Officer, the Chief Financial Officer, other executive officers, and certain officers or managers of a Business Unit or subsidiary who receive an annual base salary of more than $300,000; (3) evaluate officer and director compensation plans, policies and programs; (4) review and approve benefit plans; (5) produce a report on executive compensation for inclusion in the proxy statement; and (6) approve all grants of stock options and restricted stock awards.

Compensation Processes and Procedures

The following discussion outlines the processes followed by the Committee, the Board and the Company in setting compensation for the Executive Chairman, the Chief Executive Officer, the Chief Financial Officer and other executive officers and employees.

In evaluating executive compensation, both the Executive Chairman and the Chief Executive Officer focus on senior employees and their progress in meeting individual goals in relation to how well their peers, their respective business units and the entire Company have performed. In a series of informal group discussions and formal Committee meetings typically held in the latter part of each year through March of the following year, the Committee, the Executive Chairman and the Chief Executive Officer meet to review the following factors in setting compensation for senior executives:

(i)	the Company’s financial results and projections;

(ii)	the performance of the Company’s executive officers and business units;

(iii)	the Executive Chairman’s and the Chief Executive Officer’s recommendations; and

(iv)	conditions in the job market.

In addition to the Committee’s, the Executive Chairman’s and the Chief Executive Officer’s assessment of the contributions and results for the senior executives, the Committee considers the following factors:

(i)	market comparisons for cash and equity compensation;

(ii)	the potential for future roles within the Company;

(iii)	the risk in not retaining an individual;

(iv)	total compensation levels before and after the recommended compensation amounts;

(v)
compensation summaries for each senior executive that total the dollar value of all compensation-related programs, including salary, annual incentive compensation, long-term compensation, deferred compensation, retention payments and other benefits; and

(vi)	the fact that the Company has not entered into employment contracts and does not provide supplemental retirement or severance programs.

The Committee also meets in executive session to consider the factors above for senior executives and to utilize these factors in evaluating the Executive Chairman’s and the Chief Executive Officer’s proposed compensation and performance. Additional meetings of the Committee are held as appropriate to review and approve stock option grants and restricted stock awards to newly hired employees or to current employees in connection with promotions within the Company.

The Committee considers the impact the compensation program has on the Company’s risk management efforts. The Committee believes that the Company’s compensation program is structured to provide proper incentives for executives to balance risk and reward appropriately and in accordance with the Company’s risk management philosophy.

In light of the Company’s performance in 2011, the Committee determined to: (i) generally keep salaries at 2011 levels (which generally were not increased from 2008 levels); (ii) decrease long-term equity incentive awards; and (iii) decrease cash bonus awards. The Committee believes that the Company’s compensation practices take into account the efforts required during challenging economic and industry circumstances, the work associated with the Company’s debt offerings, the preparation and work in connection with the potential initial public offering of its aviation division, and the sale of a portion of its environmental business, which serves to facilitate strategic decision making that benefits long-term Stockholder interests and positions the Company to capitalize on operating under the current challenging market conditions.

During fiscal year 2011 and the first quarter of 2012, the Committee met on eight occasions.1 Seven of these meetings were held to review executive compensation issues. The Committee also took action pursuant to a Unanimous Written Consent on one occasion.2 The Committee met on December 2, 2011 and February 14, 2012 to develop its recommendation for bonus compensation for 2011 and base compensation for 2012 for senior executives and on March 2, 2012 to finalize all compensation-related decisions.

__________________

1 The Committee met either in person or by telephone on the following dates: February 16, March 4, March 29, May 24, July 11 and December 2, 2011, and February 14 and March 2, 2012.

2 The Committee acted by Unanimous Written Consent on February 24, 2011.

The Company reviewed the total expenses attributed to executive compensation, and the accounting and tax treatment of such programs. The Company addressed the impact of Section 162(m) of the Internal Revenue Code by obtaining Stockholder approval of the Management Incentive Plan (the “MIP”) and by allowing certain grants under the Amended Share Incentive Plan to qualify as performance-based compensation. Three of the five Named Executive Officers (as defined below) participated in the MIP for 2011. The Committee considers the benefits Section 162(m) of the Internal Revenue Code provides for federal income tax purposes and other relevant factors when determining executive compensation.

The Committee determined to continue its practice of not employing compensation consultants in determining or recommending the amount or form of officer or director compensation. Data required by the Committee is collected by the Company’s Legal, Finance and Human Resources departments and outside data services such as Equilar and reviewed and discussed from time to time at Committee meetings.

At the Company’s 2011 Annual Meeting of Stockholders, a non-binding, advisory vote was taken with respect to the compensation of the Company’s Named Executive Officers. Stockholders expressed substantial support for the compensation of the Company’s Named Executive Officers, with over 81% of the votes cast for the “say-on-pay” advisory resolution approving the Company’s executive compensation. The Committee considered the results of the 2011 advisory vote and also considered other factors in evaluating the Company’s executive compensation programs as discussed in this Compensation Discussion and Analysis.

Business Description and Strategy

The Company establishes compensation policies each year that are tailored to recruit and retain senior executives capable of executing the Company’s business strategy and overseeing its liquid assets and its various operations, which include Offshore Marine Services, Marine Transportation Services, Inland River Services, Aviation Services, Environmental Services, Harbor and Offshore Towing Services, and Commodity Trading and Logistics.

The Company’s financial success and growth are dependent on maintaining a relevant asset base for its lines of business, anticipating trends in equipment design and logistics and market movements, maintaining efficient operations spread over many geographic regions, finding new investments and acquisitions to build on existing businesses, pro-actively managing its cash and balance sheet, ensuring access to capital, and finding new investment opportunities. Mergers and acquisitions, the successful formation and maintenance of joint ventures, designing and building new equipment, and trading assets are all essential elements of the Company’s business. Contributions to and leadership in executing these strategies, and knowledge in overseeing them, are key elements in evaluating the performance of executive officers and key managers.

The Company evaluated and set 2011 executive compensation in the context of the current economic conditions, the Company’s performance and the performance of its key personnel. Compensation decisions are determined with a view toward ensuring that management avoids high-risk strategies and does not focus principally on short-term results. Although, as discussed below, the Company utilizes performance targets in setting certain bonus and equity awards in accordance with Section 162(m) of the Internal Revenue Code, the Company believes reasoned judgment, rather than automatic formulas, is the appropriate basis by which to set compensation, and the use of its discretion to alter awards based on performance targets. The Company believes using formulas alone may foster an environment that encourages short-sighted decisions intended to meet formulaic goals rather than work toward long-term benefits. Consequently, the Company constructs its compensation incentives to reward consistent and durable performance.

As discussed below under “Bonus Compensation,” the Company sought and Stockholders approved the MIP at the 2009 Annual Meeting of Stockholders. A principal reason for adopting the MIP is that cash bonuses awarded under the MIP should qualify for the performance-based compensation exception to Section 162(m) of the Internal Revenue Code, allowing the Company to receive a deduction for the amounts paid to the Executive Chairman, the Chief Executive Officer and to each of the three highest-paid executive officers (not including the Chief Financial Officer). Under the MIP, the maximum bonuses payable are based on the achievement of certain performance criteria set forth in the MIP and selected by the Committee at the beginning of each performance period. Under the terms of the MIP, however, the Committee retains the discretion to reduce an award under the MIP if it considers such award inappropriate under the circumstances. For 2011 bonus awards, the Committee used such discretion to significantly reduce the award payable to each executive entitled to receive an award under the MIP. The Committee determined that amounts otherwise payable under the MIP were inappropriate and determined the annual bonuses subjectively weighing the factors related to returns and performance discussed below. The Committee did not pre-establish performance targets for any of these factors or determine in a formulaic way the amount of any such annual bonus. In addition to its emphasis on using reasoned judgment as opposed to formulaic targets in gauging performance, the Company measures the success of its strategies over a period of years, as its primary strategy is to identify and invest in assets and markets that are cyclical. Obtaining good returns often requires investing at a time when a business or asset class is underperforming. In setting compensation of senior management for results that are currently weak, the Company seeks to incentivize management to make prudent decisions that, although not always providing immediate payback, will demonstrate long-term benefits. The Company also measures success by relative results when overall conditions of a cyclical business are poor. Returns in such years depend on decisions taken during cyclical upturns and maintaining discipline in operations. Consequently, compensation decisions are not only reflective of the Company’s current performance, but also take into account results of prior years in determining the success or failure of prior business decisions.

In measuring returns and performance of management, the Committee subjectively weighs, among other factors:

●	Stockholder returns on equity on both a before and after-tax basis;

●	operating cash flow for the Company and its business units;

●	returns on operating assets;

●	cash generated relative to cost of replacement;

●	quality of the asset base;

●	results of trading assets;

●	tax strategies and cash retention;

●	financing activity;

●	degree of risk inherent in the balance sheet; and

●	effective use of finance strategies.

The Committee does not pre-establish performance targets for any of the above-mentioned factors or assign a weighting to any of the various factors.

For 2011, the Committee reviewed the Company’s performance and that of its business segments and compared these results based on the foregoing parameters to those achieved by other companies in similar lines of business to the extent that comparison was possible. The Committee considered competitive compensation levels and pay practices within industries that hire personnel with the types of leadership, operating, financial and legal skills required to oversee and grow the Company’s business, such as shipping, banking, finance, law, investment management, private equity, logistics and commodity trading. It receives data on pay practices of companies in the shipping business, energy services, finance and leasing, investment management and industrial manufacturing sectors. Due to differences in reporting and accounting practices, levels of balance sheet leverage and quality of asset base, the Committee does not believe industry performance “benchmarks” are useful or appropriate. Due to differences in corporate strategies and responsibilities of executive officers and key managers, the Committee and management also believe it is not useful or appropriate to “benchmark” compensation of its officers to those at any single group of other companies.

The Committee’s compensation philosophy has been that subjective consideration of the different elements described herein is necessary to provide the flexibility to make appropriate compensation decisions without solely relying on the use of formulas or benchmarking. Consequently, the Committee believes it is in the Company’s and the Board’s best interest to conduct its own research regarding executive compensation, which includes a review of executive compensation at companies with similar business lines to that of the Company and a review of compensation at other entities that compete with the Company to employ executives with skills and specialties similar to those possessed by the Company’s executives.

The Committee also reviews reports on executive compensation trends issued by respected publications, and it compiles compensation information through Equilar, proxy statements, compensation-related public disclosures, industry trade journals and other sources. The companies with obviously similar lines of operating business considered in connection with the Committee’s compensation analysis include: GulfMark Offshore Inc., Hornbeck Offshore Services, Inc., Tidewater Inc., Nabors Industries Ltd., Transocean Ltd., Diamond Offshore Drilling, Inc. and Trico Marine Services Inc. The Committee does not target any particular percentile or comparative level of compensation for executive officers. It does, however, assess the general competitiveness of proposed compensation levels.

Skill Requirements and Compensation Objectives

The Company believes its senior executives have abilities similar to those required by premier law firms, investment banks, financial institutions, brokers of equipment, in particular ships and offshore equipment, and private equity investment firms. The Executive Chairman, the Chief Executive Officer, the Chief Financial Officer, the General Counsel, senior support personnel, internal legal counsel, and those mandated to maintain financial controls are professionals in accounting, business or law. The Company seeks to align the interests of its executive officers and key managers with those of its Stockholders by granting stock options and awarding restricted stock under an extended vesting schedule of five years. Using five-year vesting for both restricted stock and stock option awards reflects the Company’s expectation that senior executives with influence over the Company’s strategic decisions regard themselves as long-term owners with values consistent with long-term Stockholders – which is evident by the significant amount of equity voluntarily held by senior executives long after equity awards have vested. In addition, the Company’s payout of bonuses over three years, with 60% distributed in the first year and 20% distributed in each of the following two years, further demonstrates the Company’s philosophy of rewarding longer-term financial and operating performance.

Compensation Tables

Table I sets forth compensation for the Executive Chairman (who is the principal executive officer), the Chief Financial Officer and the next three highest paid executive officers (which includes the Chief Executive Officer, General Counsel and Senior Vice President Corporate Development and Finance) as defined under the Exchange Act (the “Named Executive Officers”) for the years ended December 31, 2011, 2010 and 2009. Table II sets forth all restricted stock and option awards to such Named Executive Officers in 2011 and indicates the price at which options were granted during 2011. Table III sets forth all unvested restricted stock awards and all outstanding option awards at December 31, 2011, to such Named Executive Officers. Table IV sets forth all vesting of restricted stock awards and exercises of options by the Named Executive Officers during 2011. Table V sets forth non-qualified deferred compensation plan activity during 2011 for such Named Executive Officers. Table VI sets forth payments that would be made under certain plans or arrangements in the event of a termination of employment or a change in control of the Company.

Elements of Compensation

Base Compensation

Base pay levels reflect experience and skill required for executing the Company’s business strategy and overseeing its businesses and operations. The Committee places an emphasis on the compensation for the Executive Chairman and the Chief Executive Officer to assure it reflects operating performance. Together with Mr. Fabrikant and Mr. Lorentzen, the Committee also reviews the compensation of other named executives and senior officers to achieve the right balance of incentives to appropriately reward and retain the Company’s best executives and maximize their performance over the long-term.

Base compensation is established at levels designed to be consistent with professional and market norms based on relevant experience. An increase in base pay is awarded to reflect increased responsibility, success in meeting market conditions, growth in job performance, and cost of living changes. As explained above, the Executive Chairman and the Chief Executive Officer assess senior employees on their progress in meeting goals in relation to how well their peers and the entire Company performs.

The Committee considers the following factors in setting base compensation:

(i)	the Company’s results and projections for the current fiscal year;

(ii)	conditions in the job market;

(iii)	job performance;

(iv)	industry conditions and market compensation levels, generally;

(v)	potential for future growth roles within the Company; and

(vi)	the risk in not retaining an individual.

Base compensation levels for senior managers are also set in recognition of the fact that the Company has no:

(i)	formal retirement program or severance plans;

(ii)	supplemental employee retirement program;

(iii)	employment agreements or pre-committed bonuses;

(iv)	gross-up provisions; or

(v)	non-ordinary course benefit plans.

The Company does not pay for club dues or memberships and does not maintain any dwellings for any senior manager.

Bonus Compensation

Bonus awards are discretionary. Management and the Committee believe that determining bonuses on a case-by-case basis for each individual is the best approach for the Company.

The Company adopted, and Stockholders approved, the MIP under which maximum cash bonuses are based on objective, quantitative performance criteria. Under Section 162(m) of the Internal Revenue Code, in order for compensation in excess of $1,000,000 paid in any year to any “covered employee” (as defined in Section 162(m)

of the Internal Revenue Code – currently, “covered employee” is defined as a company’s principal executive officer and any of such company’s three other most highly compensated executive officers named in the proxy statement (not including the chief financial officer)) to be deductible by the Company, such compensation must qualify as “performance based.” Bonus amounts payable under the MIP are based on performance criteria that qualify such bonus amounts as performance based for purposes of the exemption from the limitations of Section 162(m) of the Internal Revenue Code. This allows the Company to take advantage of a deduction with respect to bonuses paid under the MIP to any covered employees who earn in excess of $1,000,000. Under the terms of the MIP, notwithstanding the achievement of any performance criteria, the Committee retained and, for 2011, exercised its discretion to reduce all awards under the MIP.

With reference to the MIP performance targets, but using no formula, the Committee determined cash and equity bonus awards (i.e., reducing the amounts otherwise payable under the MIP) by considering the Company’s financial performance and that of its business units and investments, taken in context of the overall business environment, and each individual’s contribution to that performance without providing particular weight to any individual factor. The Committee, in conjunction with the Executive Chairman and the Chief Executive Officer, also evaluated the performance of senior managers in achieving specific initiatives, such as improving safety records, controlling costs, increasing output of work and creativity in performing assigned responsibilities. Performance was reviewed for senior managers in a multi-year context, considering contributions to decisions and strategies initiated in the past that may affect the present.

The cash component of bonus compensation is paid over three years, 60% in the year awarded (for services in the prior calendar year) and 20% in each of the next two subsequent years. Interest is currently paid on the deferred portion of bonus compensation at the rate of approximately 1.6% per annum. This rate is set and approved by the Committee. The objective is to establish a retention system that links executives to the outcome of their decisions over a period of years.

Equity Executive Compensation

The Company believes that the use of equity awards to align the interests of senior employees with the Company’s long-term growth has proven successful in fostering a sense of ownership. It is the policy of the Committee to approve annual equity grants at regularly pre-scheduled meetings. These grants are made on dates previously established by the Committee and the Company does not time the release of non-public information for the purpose of affecting the value of equity awards.

Stock option awards, in any given year, are made for service during the preceding calendar year, but are priced in four equal installments during the immediately following calendar year on dates set by the Committee. The Committee has determined that, by pricing stock options four times per year, the exercise prices would more approximately mirror share price levels during the year and reduce the random nature of pricing once per year. The first date is on or about March 2 and the following three dates are established at three-month intervals. Last year, the Committee approved stock option awards on March 4, and set subsequent quarterly pricing dates on June 3, September 6 and December 5. The option price for each grant is based on the closing price of the Company’s shares on the grant date.

The Company awards restricted stock that vests ratably over five years. The Company has no formal policy requiring employees to retain vested restricted stock or options, but it prefers that executive officers maintain ownership and considers this factor when determining compensation packages.

The Committee annually reviews grant history and dispositions of options and restricted stock to determine if awards serve the purpose of building ownership. In keeping with SEC rules, tables are included to show the grant date fair value, the value realized on the exercise of stock options (based on the difference between the exercise price and the market price of the Company’s Common Stock on the date of exercise) and the value realized on vesting of restricted stock (determined by multiplying the number of shares vesting by the market price at the close of business on the date of vesting). Table I herein sets forth by year the value of compensation awarded.

Employment Contracts/Termination of Employment/Change of Control Agreements

As described above, the Named Executive Officers do not have employment, severance or change-of-control agreements with the Company. Certain plans or arrangements, however, provide for payments to Named Executive Officers upon a termination of employment or a change in control of the Company. The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if a Named Executive Officer’s employment had terminated on December 31, 2011, given the Named Executive Officer’s compensation as of such date and, if applicable, based on the Company’s closing stock price on that date. These benefits are in addition to benefits available generally to salaried employees, such as distributions under the Company’s 401(k) savings plan, disability benefits and accrued vacation pay.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the time during the year of any such event and the Company’s stock price.

All outstanding cash bonus payments, stock options and restricted stock are payable or vest upon the death, disability, qualified retirement, termination without “cause” of the employee, or the occurrence of a “change in control” of the Company; however, the outstanding balance is generally forfeited if the employee is terminated with “cause” or resigns without “good reason.” For these purposes, “disability” generally means disability resulting in the Named Executive Officer being unable to perform his job. See Table VI below for the intrinsic value (that is, the value based upon the Company’s stock price, and, in the case of stock options, minus the exercise price) of equity awards that would become exercisable or vested if the Named Executive Officer had died or become disabled as of December 31, 2011.

Compensation of the Executive Chairman (the Principal Executive Officer), the Chief Financial Officer and Named Executive Officers

Executive Chairman (Principal Executive Officer): Mr. Charles Fabrikant (Age: 67)

As described above, the Committee did not use a formula in determining Mr. Fabrikant’s salary, bonus and equity awards for 2011. The Committee made a subjective determination based upon the factors described below. Each of the factors was considered independently and together as a group, such that the final compensation for Mr. Fabrikant was not dependent on any one factor or any specific combination of factors. The Committee believes that the subjective consideration of these different elements provided the flexibility necessary to make appropriate compensation decisions.

The Committee, in establishing base and bonus compensation for Mr. Fabrikant, considered as reference points pay and benefit practices in the legal profession, finance and investment businesses, as well as practices of operating businesses similar to those in which the Company has invested. The Committee obtains information regarding these reference points from publicly available filings and survey material, but does not ascribe particular weight to any specific reference point. The Committee also considered Mr. Fabrikant’s role in creating long-term stockholder value, developing and expanding the Company’s global operations, delivering solid financial performance, positioning for future growth, providing strong leadership and the development of a talented management team.

The Committee believes Mr. Fabrikant performed well under formidable industry conditions, which included a continued slowdown in activity in the U.S. Gulf of Mexico by the lingering effects of the moratorium on drilling permits. Although the Committee believes Mr. Fabrikant’s development of diverse business lines helped to weather these challenging economic conditions well, the Company’s overall performance was lower compared to previous years. The Committee also considered that, in the midst of these difficult economic conditions, the Company completed several acquisitions in the offshore marine, inland river marine transportation and aviation businesses, made additional investments in its existing ventures, arranged a significant line of credit, and announced that its aviation division, Era Group Inc., intended to undertake an initial public offering.

In particular, in determining the fiscal 2011 compensation for Mr. Fabrikant, the Committee considered the financial and non-financial factors described above, as well as the following additional skills:

(i)	leadership experience and conservative management philosophy, which has proven prescient in light of the current global economic crisis;

(ii)	professional experience, communication skills and unique combination of business and legal background;

(iii)	deal-making and transactional skills, particularly his experience with international business transactions;

(iv)	familiarity with sophisticated capital markets and broad asset classes;

(v)	experience in developing a wide variety of businesses and related operations, particularly in the shipping, inland, offshore and energy industries; and

(vi)	ability to lead, teach and train others.

In setting Mr. Fabrikant’s bonus for the 2011 fiscal year, the Committee focused on overall results for the Company, which declined on an exaggerated basis year-over-year due to the extraordinary results in 2010 as a result of the Company’s response efforts in the Deep Water Horizon oil spill. In particular, the Committee considered the following performance metrics for fiscal 2011:

●	a 19% year-over-year decrease in consolidated revenues to $2,141.9 million;

●	an 83% year-over-year decrease in diluted earnings per common share to $1.91.

●	a 45% year-over-year increase in total outstanding debt to $1,042.0 million; and

●	a 4% year-over-year decrease to cash and near cash assets to $815.8 million.

Thus, the Company decreased consolidated revenues and diluted earnings per common share, increased year-over-year total outstanding debt and maintained a strong cash and near cash asset position. Given the Company’s operating results, the Committee determined to award Mr. Fabrikant a significantly lower bonus and reduced equity awards.

The Committee determined that Mr. Fabrikant’s base salary should remain the same as in the prior year at $700,000. Mr. Fabrikant’s bonus was reduced to $500,000, his stock option grant award was reduced to options to purchase 15,000 shares of Common Stock, and his restricted stock award was reduced to 10,000 shares. The Committee noted Mr. Fabrikant has a history of holding a meaningful percentage of restricted stock once vested, and has generally waited to exercise most of his stock options near their dates of expiration. As a result of his original investment in the Company and such retention of equity awards, Mr. Fabrikant beneficially owns 1,207,119 shares of Common Stock, representing a beneficial ownership stake of over 5% of the Company’s outstanding Common Stock. The Committee believes such holdings demonstrate his commitment to the Company in both his capacity as an executive and as a Stockholder. Although Mr. Fabrikant’s compensation is slightly higher than the other Named Executive Officers, the Committee believes Mr. Fabrikant’s solid results as the Company’s steward and primary architect of its growth and diversification over the past 23 years, his 39 years of experience in shipping and related businesses, his professional skills, visibility in financial circles and familiarity with a wide range of different businesses merit the compensation awarded to him.

Chief Financial Officer (Principal Financial Officer): Mr. Richard Ryan (Age: 57)

As described previously, the Committee did not use a formula in determining Mr. Ryan’s salary, bonus and equity awards. Instead, the Committee made a subjective determination based upon the factors described below. Each of the factors is considered independently and together as a group, such that the final compensation for Mr. Ryan is not dependent on any one factor or any specific combination of factors. The Committee believes that the subjective consideration of these different elements provided the flexibility necessary to make appropriate compensation decisions.

Mr. Ryan is a certified accountant in the United Kingdom, where he started his career in the UK Atomic Energy Authority. He holds an MBA from the University of East Anglia. Prior to joining the Company, he worked for one of the Company’s Offshore Marine competitors in their accounting departments in the United States, Singapore and the United Kingdom. Mr. Ryan was recruited to the Company in 1996 as International Controller and, prior to his appointment as Chief Financial Officer in September 2005, served as SEACOR Marine International’s Chief Operating Officer.

Mr. Ryan, in addition to being responsible for managing all financial personnel and supervising reporting and preparation of financial statements, is responsible for internal controls, overseeing information technology and risk management, supervising human resources, complying with public reporting requirements and the Sarbanes Oxley Act, and providing services to the Board and the business units, including development of analytical tools for understanding the operating performance of the different business units of the Company. In order to handle these responsibilities, the Executive Chairman, the Chief Executive Officer and the Committee believe that familiarity with international transactions, accounting experience and background in operations are important skills.

Mr. Ryan played a central role in the execution of the Company’s strategic acquisitions, which included planning, due diligence and oversight, and he had a significant role in the sale of a portion of the Company’s environmental business. Taking into account Mr. Ryan’s skills and experience in handling investor relations, his leadership of the financial group, his efforts in improving financial administration, the overall performance of the Company and the financial and non-financial factors described above, the Committee determined that Mr. Ryan’s base salary should remain the same as in the prior year at $350,000. Mr. Ryan’s bonus was decreased to $320,000, his stock option grant award was decreased to options to purchase 5,000 shares of Common Stock, and his restricted stock award was decreased to 3,500 shares.

Chief Executive Officer: Mr. Oivind Lorentzen (Age: 61)

As described previously, the Committee did not use a formula in determining Mr. Lorentzen’s salary, bonus and equity awards. The Committee made a subjective determination based upon the factors described below. Each of the factors was considered independently and together as a group, such that the final compensation for Mr. Lorentzen was not dependent on any one factor or any specific combination of factors. The Committee believes that the subjective consideration of these different elements provided the flexibility necessary to make appropriate compensation decisions.

Mr. Lorentzen is the Chief Executive Officer and a director of the Company. Mr. Lorentzen, who shares executive responsibilities with Mr. Fabrikant, has vast experience and a deep background in shipping and industrial businesses, particularly in South America. Mr. Lorentzen provided strategic direction with the Company’s debt offerings, joint ventures and acquisitions. The Committee believes Mr. Lorentzen performed well under formidable industry conditions, which included a continued slowdown in activity in the U.S. Gulf of Mexico by the lingering effects of the moratorium on drilling permits. In the midst of these difficult economic conditions, the Committee considered Mr. Lorentzen’s role in the Company’s acquisitions of several entities in the offshore marine, inland river marine transportation and aviation businesses, its additional investments in its existing ventures, the announcement that its aviation division, Era Group Inc., intended to undertake an initial public offering in addition to arranging a significant line of credit.

The Committee, in establishing base and bonus compensation for Mr. Lorentzen, considered as reference points pay and benefit practices in the finance and investment businesses, as well as practices of operating businesses similar to those in which the Company has invested. The Committee obtains information regarding these reference points from publicly available filings and survey material, but does not ascribe particular weight to any specific reference point.

The Committee believes that the following financial and non-financial factors and skill sets will be used in determining future compensation:

(i)	leadership experience and conservative management philosophy;

(ii)	deal-making and transactional skills, particularly his experience with international business transactions;

(iii)	experience in developing a wide variety of businesses and related operations, particularly in the shipping, inland, offshore and energy industries; and

(iv)	ability to lead, teach and train others.

The Committee determined that Mr. Lorentzen’s base salary should remain the same as in the prior year at $700,000. Mr. Lorentzen’s bonus was $500,000 and his stock option grant award was options to purchase 15,000 shares of Common Stock and his restricted stock award was 10,000 shares.

Senior Vice President, General Counsel and Corporate Secretary: Mr. Paul Robinson (Age: 45)

As described previously, the Committee did not use a formula in determining Mr. Robinson’s salary, bonus and equity awards. Instead, the Committee made a subjective determination based upon the factors described below. Each of the factors is considered independently and together as a group, such that the final compensation for Mr. Robinson is not dependent on any one factor or any specific combination of factors. The Committee believes that the subjective consideration of these different elements provides the flexibility necessary to make appropriate compensation decisions.

Mr. Robinson joined the Company in October 2007 as Senior Vice President, General Counsel and Corporate Secretary. From 1999 through June 2007, Mr. Robinson held various positions at Comverse Technology, Inc., including Chief Operating Officer, Executive Vice President, General Counsel and Secretary. Mr. Robinson also was a director at Verint Systems Inc. and Ulticom, Inc. Prior to that, Mr. Robinson was an associate attorney at Kramer, Levin, Naftalis & Frankel, LLP, counsel to the United States Senate Committee on Governmental Affairs with respect to its special investigation into illegal and improper campaign fund-raising activities during the 1996 federal election, and an associate attorney at Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Robinson received a B.A. in Political Science and was Phi Beta Kappa from State University of New York at Binghamton in 1989 and a J.D., cum laude, from Boston University School of Law in 1992.

Mr. Robinson’s base compensation reflects his experience in operating the legal department of an international public company, legal knowledge and experience, and background in operations acquired during his years with other public companies. Mr. Robinson’s bonus for the year ending 2011 reflects the Company’s performance, his management of litigation, which includes numerous matters involving the Company’s response to the Deep Water Horizon oil spill, handling of acquisitions, dispositions, securities filings, financings, and enhancing the Company’s legal flexibility and reducing its costs. In determining Mr. Robinson’s compensation, the Committee considered his leadership of the legal group, the overall performance of the Company and the financial and non-financial factors described above. The Committee also considered Mr. Robinson’s role in the Company’s acquisitions of several entities in the offshore marine, inland river marine transportation and aviation businesses, its additional investments in its existing ventures, the announcement that its aviation division, Era Group Inc., intended to undertake an initial public offering and the arranging of a significant line of credit. The Committee determined that Mr. Robinson’s base salary should remain at $350,000. Mr. Robinson’s bonus was decreased to $400,000, his stock option grant award was decreased to options to purchase 5,000 shares of Common Stock, and his restricted stock award was decreased to 3,500 shares.

Senior Vice President Corporate Development and Finance: Dick Fagerstal (Age: 51)

As described previously, the Committee did not use a formula in determining Mr. Fagerstal’s salary, bonus and equity awards. Instead, the Committee made a subjective determination based upon the factors described below. Each of the factors is considered independently and together as a group, such that the final compensation for Mr. Fagerstal is not dependent on any one factor or any specific combination of factors. The Committee believes that the subjective consideration of these different elements provides the flexibility necessary to make appropriate compensation decisions.

Mr. Fagerstal has been associated with the Company for over 14 years. He holds an MBA from New York University. His prior experience was that of a commercial banker working with the shipping industry. Mr. Fagerstal served as Chief Financial Officer of Chiles Offshore, Inc., a publicly-traded affiliate of the Company prior to its sale, and also has experience in raising capital in the public markets and banking sector. He is responsible for managing the Company’s cash, overseeing compliance with debt covenants, and maintaining relationships with banks and rating agencies. He also has worked closely with the business units supporting acquisition activities.

Mr. Fagerstal’s base compensation reflects his experience in banking and public company administration, knowledge base in shipping and offshore activities, and background in operations acquired during his years with Chiles Offshore, Inc. Mr. Fagerstal’s bonus for the year ending 2011 reflects the Company’s performance, the results of investments made in prior years in which his involvement was integral to the transactions, and his successful renegotiation of various banking arrangements, including enhancing the Company’s flexibility and reducing its costs. In particular, the Committee considered Mr. Fagerstal’s work that resulted in the announcement that Era Group Inc.. intended to undertake an initial public offering and his exceptional leadership in securing Era Group Inc.’s $350 million Senior Secured Revolving Credit Facility. In determining Mr. Fagerstal’s compensation, the Committee considered his contribution to operating performance, the overall performance of the Company and the financial and non-financial factors described above. The Committee determined that Mr. Fagerstal’s base salary should be increased to $350,000. Mr. Fagerstal’s bonus remained the same at $400,000, his stock option grant award was decreased to options to purchase 7,000 shares of Common Stock, and his restricted stock award remained the same at 4,000 shares.

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TABLE I

SUMMARY COMPENSATION TABLE (FISCAL YEARS 2011, 2010 AND 2009)

The following table sets forth certain compensation information for the Company’s Named Executive Officers in respect to the fiscal years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)
Charles Fabrikant (3)
Executive Chairman	2011	700,000	500,000	4,918,500	894,485	40,986	7,053,971
	2010	700,000	4,500,000	3,817,440	814,133	36,597	9,868,170
	2009	700,000	2,800,000	2,266,000	681,743	36,024	6,483,767

Richard Ryan (4)
Senior Vice President and	2011	350,000	320,000	491,850	298,162	9,287	1,469,299
Chief Financial Officer	2010	350,000	400,000	357,258	271,378	10,047	1,388,683
	2009	350,000	270,000	186,945	227,248	10,115	1,044,308

Oivind Lorentzen (5)
Chief Executive Officer	2011	700,000	500,000	-	894,485	7,082	2,101,567
	2010	199,231	300,000	5,056,800	-	-	5,556,031
	2009	-	-	-	-	-	-

Paul Robinson (6)
Senior Vice President,	2011	350,000	400,000	491,850	298,162	9,636	1,549,648
General Counsel and	2010	350,000	500,000	404,349	271,378	9,307	1,535,034
Secretary	2009	350,000	270,000	169,950	79,537	8,808	878,295

Dick Fagerstal (7)
Senior Vice President	2011	335,000	400,000	393,480	357,794	9,277	1,495,551
Corporate Development	2010	335,000	400,000	318,120	325,653	7,392	1,386,165
and Finance	2009	335,000	270,000	215,270	227,248	8,808	1,056,326

________________

(1)
Sixty percent (60%) of the bonus is paid at the time of the award and the remaining forty percent (40%) is paid in two equal annual installments approximately one and two years after the date of the grant. Any outstanding balance is payable upon the death, disability, qualified retirement, termination without “cause” of the employee, or the occurrence of a “change-in-control” of the Company; however, the outstanding balance is generally forfeited if the employee is terminated with “cause” or resigns without “good reason.”

(2)
The dollar amount of restricted stock and stock options set forth in these columns reflects the aggregate grant date fair value of restricted stock and option awards made during 2011, 2010 and 2009 in accordance with the FASB ASC Topic 718 without regard to forfeitures. Discussion of the policies and assumptions used in the calculation of the grant date fair value are set forth in Notes 1 and 13 of the Consolidated Financial Statements included in the Company’s 2011 Annual Report to Stockholders.

(3)
“All Other Compensation” includes $34,951, $30,414 and $28,674 in 2011, 2010 and 2009, respectively, of interest earned on the second and third installments of bonus payments, and $6,035, $6,183 and $7,350 in 2011, 2010 and 2009, respectively, of contributions made by the Company to match pre-tax elective deferral contributions (included under Salary) made under the SEACOR Savings Plan, a defined contribution plan established by the Company, effective July 1, 1994, that meets the requirements of Section 401(k) of the Internal Revenue Code.

(4)
“All Other Compensation” includes $3,252, $2,697 and $2,765 in 2011, 2010 and 2009, respectively, of interest earned on the second and third installments of bonus payments, and $6,035, $7,350 and $7,350 in 2011, 2010 and 2009, respectively, of contributions made by the Company to match pre-tax elective deferral contributions (included under Salary) made under the SEACOR Savings Plan as described in (3) above.

(5)
“All Other Compensation” includes $1,047 in 2011 of interest earned on the second and third installments of bonus payments, and $6,035 in 2011 of contributions made by the Company to match pre-tax elective deferral contributions (included under Salary) made under the SEACOR Savings Plan as described in (3) above.

(6)
“All Other Compensation” includes $3,601, $2,697 and $2,765 in 2011, 2010 and 2009, respectively, of interest earned on the second and third installments of bonus payments, and $6,035, $6,610 and $6,043 in 2011, 2010 and 2009, respectively, of contributions made by the Company to match pre-tax elective deferral contributions (included under Salary) made under the SEACOR Savings Plan as described in (3) above.

(7)
“All Other Compensation” includes $3,242, $2,477 and $2,765 in 2011, 2010 and 2009, respectively, of interest earned on the second and third installments of bonus payments, and $6,035, $4,915 and $6,043 in 2011, 2010 and 2009, respectively, of contributions made by the Company to match pre-tax elective deferral contributions (included under Salary) made under the SEACOR Savings Plan as described in (3) above.

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TABLE II

GRANTS OF PLAN–BASED AWARDS (FISCAL YEAR 2011)

The following table sets forth certain information with respect to grants of share plan-based awards during the year ended December 31, 2011 to each of the Named Executive Officers.

Name	Approval Date	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (1) (2)	All Other Option Awards: Number of Securities Underlying Options (3) (4)	Exercise or Base Price of Option Awards	Market Price on Grant Date	Grant Date Fair Value of Stock and Option Awards (5)
			(#)	(#)	($)	($)	($)

Charles Fabrikant	3/4/2011	3/4/2011	50,000			98.37	4,918,500
Executive Chairman	3/4/2011	3/4/2011		7,500	98.37	98.37	249,835
	3/4/2011	6/3/2011		7,500	96.96	96.96	234,833
	3/4/2011	9/6/2011		7,500	84.92	84.92	199,259
	3/4/2011	12/5/2011		7,500	87.77	87.77	210,558

Richard Ryan	3/4/2011	3/4/2011	5,000			98.37	491,850
Senior Vice President	3/4/2011	3/4/2011		2,500	98.37	98.37	83,278
and Chief Financial Officer	3/4/2011	6/3/2011		2,500	96.96	96.96	78,278
	3/4/2011	9/6/2011		2,500	84.92	84.92	66,420
	3/4/2011	12/5/2011		2,500	87.77	87.77	70,186

Oivind Lorentzen	3/4/2011	3/4/2011		7,500	98.37	98.37	249,835
Chief Executive Officer	3/4/2011	6/3/2011		7,500	96.96	96.96	234,833
	3/4/2011	9/6/2011		7,500	84.92	84.92	199,259
	3/4/2011	12/5/2011		7,500	87.77	87.77	210,558

Paul Robinson	3/4/2011	3/4/2011	5,000			98.37	491,850
Senior Vice President,	3/4/2011	3/4/2011		2,500	98.37	98.37	83,278
General Counsel and	3/4/2011	6/3/2011		2,500	96.96	96.96	78,278
Secretary	3/4/2011	9/6/2011		2,500	84.92	84.92	66,420
	3/4/2011	12/5/2011		2,500	87.77	87.77	70,186

Dick Fagerstal	3/4/2011	3/4/2011	4,000			98.37	393,480
Senior Vice President	3/4/2011	3/4/2011		3,000	98.37	98.37	99,934
Corporate Development	3/4/2011	6/3/2011		3,000	96.96	96.96	93,933
and Finance	3/4/2011	9/6/2011		3,000	84.92	84.92	79,704
	3/4/2011	12/5/2011		3,000	87.77	87.77	84,223

________________________

(1)
The amounts set forth in this column reflect the number of shares of restricted stock granted in March 2011. The Company generally provides restricted stock awards that vest in five equal annual installments commencing approximately one year after the date of the award. Restricted stock awards vest immediately upon the death, disability, qualified retirement, termination of the employee by the Company “without cause,” or the occurrence of a “change-in-control” of the Company. If cash dividends are paid by the Company, holders of restricted stock are entitled to receive such dividends whether or not the shares of restricted stock have vested.

(2)
Excludes restricted stock granted on March 2, 2012, with respect to 2011 compensation as follows: Mr. Fabrikant – 10,000 shares; Mr. Ryan – 3,500 shares; Mr. Lorentzen – 10,000 shares; Mr. Fagerstal – 4,000 shares; and Mr. Robinson – 3,500 shares.

(3)
Options granted are exercisable in 20% annual increments beginning on March 2, 2012. The options are priced in four equal installments over a one-year period, with the first such installment being priced on the date of grant at an exercise price equal to the market price on that date and the remaining installments being priced quarterly thereafter at a price equal to the closing market price of Common Stock on the date of the pricing. Options not yet exercisable become immediately exercisable upon the death, disability, qualified retirement, termination of the employee by the Company “without cause,” or the occurrence of a “change-in-control” of the Company.

(4)
Excludes stock options granted on March 2, 2012, with respect to 2011 compensation as follows: Mr. Fabrikant – 15,000 shares; Mr. Ryan – 5,000 shares; Mr. Lorentzen – 15,000 shares; Mr. Fagerstal – 7,000 shares; and Mr. Robinson – 5,000 shares. One fourth of such options are exercisable at $98.34 and the exercise price of the remainder will be determined based on the closing market price of Common Stock at each of three, six and nine months after the grant date.

(5)
The dollar amount of restricted stock and stock options set forth in this column reflects the aggregate grant date fair value of restricted stock and option awards made during 2011, 2010 and 2009 in accordance with the FASB ASC Topic 718 without regard to forfeitures. Discussion of the policies and assumptions used in the calculation of the grant date fair value are set forth in Notes 1 and 13 of the Consolidated Financial Statements in the Company’s 2011 Annual Report to Stockholders.

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TABLE III

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (2011)

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2011, held by the Named Executive Officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable) (1)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units that Have Not Vested (2)
	(#)	(#)		($)	($)	(#)		($)

Charles Fabrikant	7,500	-		26.60	1/14/2013	44,500	(3)	3,958,720
Executive Chairman	7,500	-		19.58	1/14/2013	37,000	(4)	3,291,520
	7,500	-		21.20	1/14/2013	27,600	(5)	2,455,296
	7,500	-		24.11	1/14/2013	19,600	(6)	1,743,616
	7,500	-		28.05	2/25/2014	10,000	(7)	889,600
	7,500	-		25.04	2/25/2014
	7,500	-		28.34	2/25/2014
	7,500	-		38.58	2/25/2014
	7,500	-		50.74	3/11/2015
	7,500	-		39.78	3/11/2015
	7,500	-		55.20	3/11/2015
	7,500	-		51.51	3/11/2015
	7,500	-		58.20	3/2/2016
	7,500	-		68.59	3/2/2016
	7,500	-		72.42	3/2/2016
	7,500	-		79.45	3/2/2016
	6,000	1,500	(8)	80.45	3/4/2017
	6,000	1,500	(8)	79.36	3/4/2017
	6,000	1,500	(8)	72.80	3/4/2017
	6,000	1,500	(8)	75.57	3/4/2017
	4,500	3,000	(9)	79.95	3/4/2018
	4,500	3,000	(9)	73.50	3/4/2018
	4,500	3,000	(9)	67.70	3/4/2018
	4,500	3,000	(9)	44.00	3/4/2018
	3,000	4,500	(10)	41.65	3/4/2019
	3,000	4,500	(10)	62.95	3/4/2019
	3,000	4,500	(10)	60.56	3/4/2019
	3,000	4,500	(10)	59.67	3/4/2019
	1,500	6,000	(11)	64.53	3/4/2020
	1,500	6,000	(11)	52.92	3/4/2020
	1,500	6,000	(11)	66.02	3/4/2020
	1,500	6,000	(11)	97.30	3/4/2020
	-	7,500	(12)	98.37	3/4/2021
	-	7,500	(12)	96.96	3/4/2021
	-	7,500	(12)	84.92	3/4/2021
	-	7,500	(12)	87.77	3/4/2021

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable) (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units that Have Not Vested (2)
	(#)	(#)	($)	($)	(#)	($)

Richard Ryan	-	500	(8)	80.45	3/4/2017	3,780	(3)	336,269
Senior Vice President	-	500	(8)	79.36	3/4/2017	3,280	(4)	291,789
and Chief Financial	-	500	(8)	72.80	3/4/2017	2,580	(5)	229,517
Officer	-	500	(8)	75.57	3/4/2017	1,920	(6)	170,803
	-	1,000	(9)	79.95	3/4/2018	1,000	(7)	88,960
	-	1,000	(9)	73.50	3/4/2018
	-	1,000	(9)	67.70	3/4/2018
	-	1,000	(9)	44.00	3/4/2018
	-	1,500	(10)	41.65	3/4/2019
	-	1,500	(10)	62.95	3/4/2019
	-	1,500	(10)	60.56	3/4/2019
	-	1,500	(10)	59.67	3/4/2019
	-	2,000	(11)	64.53	3/4/2020
	-	2,000	(11)	52.92	3/4/2020
	-	2,000	(11)	66.02	3/4/2020
	500	2,000	(11)	97.30	3/4/2020
	-	2,500	(12)	98.37	3/4/2021
	-	2,500	(12)	96.96	3/4/2021
	-	2,500	(12)	84.92	3/4/2021
	-	2,500	(12)	87.77	3/4/2021

Oivind Lorentzen	3,000	-		33.85	5/14/2012	12,000	(13)	1,067,520
Chief Executive Officer	3,000	-		23.33	5/20/2013	12,000	(14)	1,067,520
	3,000	-		22.88	5/19/2014	12,000	(15)	1,067,520
	3,000	-		46.90	6/27/2015	12,000	(16)	1,067,520
	3,000	-		65.59	5/17/2016
	3,000	-		79.68	5/17/2017
	3,000	-		73.50	3/4/2018
	3,000	-		56.74	5/13/2019
	3,000	-		55.95	5/20/2020
	-	7,500	(12)	98.37	3/4/2021
	-	7,500	(12)	96.96	3/4/2021
	-	7,500	(12)	84.92	3/4/2021
	-	7,500	(12)	87.77	3/4/2021

Paul Robinson	2,000	2,000	(17)	73.82	10/16/2017	2,660	(3)	236,634
Senior Vice President,	-	525	(10)	41.65	3/4/2019	1,000	(18)	88,960
General Counsel and	-	525	(10)	62.95	3/4/2019	2,660	(4)	236,634
Secretary	-	525	(10)	60.56	3/4/2019	2,660	(5)	236,634
	-	525	(10)	59.67	3/4/2019	2,060	(6)	183,258
	-	2,000	(11)	64.53	3/4/2020	1,000	(7)	88,960
	-	2,000	(11)	52.92	3/4/2020
	-	2,000	(11)	66.02	3/4/2020
	500	2,000	(11)	97.30	3/4/2020
	-	2,500	(12)	98.37	3/4/2021
	-	2,500	(12)	96.96	3/4/2021
	-	2,500	(12)	84.92	3/4/2021
	-	2,500	(12)	87.77	3/4/2021

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable) (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units that Have Not Vested (2)
	(#)	(#)	($)	($)	(#)	($)

Dick Fagerstal	-	500	(8)	80.45	3/4/2017	3,560	(3)	316,698
Senior Vice President	-	500	(8)	79.36	3/4/2017	3,160	(4)	281,114
Corporate Development	-	500	(8)	72.80	3/4/2017	2,360	(5)	209,946
and Finance	-	500	(8)	75.57	3/4/2017	1,600	(6)	142,336
	-	1,000	(9)	79.95	3/4/2018	800	(7)	71,168
	-	1,000	(9)	73.50	3/4/2018
	-	1,000	(9)	67.70	3/4/2018
	-	1,000	(9)	44.00	3/4/2018
	-	1,500	(10)	41.65	3/4/2019
	-	1,500	(10)	62.95	3/4/2019
	-	1,500	(10)	60.56	3/4/2019
	-	1,500	(10)	59.67	3/4/2019
	-	2,400	(11)	64.53	3/4/2020
	-	2,400	(11)	52.92	3/4/2020
	-	2,400	(11)	66.02	3/4/2020
	600	2,400	(11)	97.30	3/4/2020
	-	3,000	(12)	98.37	3/4/2021
	-	3,000	(12)	96.96	3/4/2021
	-	3,000	(12)	84.92	3/4/2021
	-	3,000	(12)	87.77	3/4/2021

___________________________

(1)	Options vest incrementally at a rate of one-fifth per year.

(2)	The amounts set forth in this column equal the number of shares of restricted stock indicated multiplied by the closing price of the Company’s common stock on December 31, 2011, which was $88.96.

(3)	These shares vested on March 4, 2012.

(4)	These shares will vest on March 4, 2013, assuming continued employment with the Company.

(5)	These shares will vest on March 4, 2014, assuming continued employment with the Company.

(6)	These shares will vest on March 4, 2015, assuming continued employment with the Company.

(7)	These shares will vest on March 4, 2016, assuming continued employment with the Company.

(8)	These options vested on March 4, 2012.

(9)	These options will vest in equal proportions on March 4 of 2012 and 2013, assuming continued employment with the Company.

(10)	These options will vest in equal proportions on March 4 of 2012, 2013 and 2014, assuming continued employment with the Company.

(11)	These options will vest in equal proportions on March 4 of 2012, 2013, 2014 and 2015, assuming continued employment with the Company.

(12)	These options will vest in equal proportions on March 4 of 2012, 2013, 2014, 2015 and 2016, assuming continued employment with the Company.

(13)	These shares will vest on September 20, 2012, assuming continued employment with the Company.

(14)	These shares will vest on September 20, 2013, assuming continued employment with the Company.

(15)	These shares will vest on September 20, 2014, assuming continued employment with the Company.

(16)	These shares will vest on September 20, 2015, assuming continued employment with the Company.

(17)	These options will vest on October 16, 2012, assuming continued employment with the Company.

(18)	These shares will vest on October 16, 2012, assuming continued employment with the Company.

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TABLE IV

OPTION EXERCISES AND STOCK VESTED (FISCAL YEAR 2011)

The following table sets forth certain information with respect to the number of options that the Named Executive Officers exercised in 2011 and the value realized from the vesting of restricted stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
	(#)	($)	(#)	($)

Charles Fabrikant	50,000	3,154,069	-	-
Executive Chairman

Richard Ryan	9,500	307,414	-	-
Senior Vice President and Chief Financial Officer

Oivind Lorentzen	-	-	-	-
Chief Executive Officer

Paul Robinson	2,200	86,704	-	-
Senior Vice President, General Counsel and Secretary

Dick Fagerstal	9,800	259,922	-	-
Senior Vice President Corporate Development and Finance

______________________

(1)	The value realized on the exercise of stock options is based on the difference between the exercise price and the market price on the date of exercise.

(2)	The value realized on vesting is determined by multiplying the number of shares vesting by the market price at the close of business on the date of vesting.

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TABLE V
NON-QUALIFIED DEFERRED COMPENSATION (FISCAL YEAR 2011)

A non-qualified deferred compensation plan (the “Deferred Compensation Plan”) was established by the Company in 2005 and provides non-employee directors and a select group of highly compensated employees (including the Named Executive Officers) the ability to defer receipt of up to 75% of their cash base salary, up to 100% of their cash bonus and up to 100% of their vested restricted stock for each fiscal year. Each participant’s compensation deferrals are credited to a bookkeeping account and, subject to certain restrictions, each participant may elect to have their cash deferrals in such account indexed against one or more investment options, solely for purposes of determining amounts payable for earnings or losses under the Deferred Compensation Plan (the Company is not obligated to actually invest any deferred amounts in the selected investment options). Participants may receive a distribution of deferred amounts, plus any earnings thereon (or less any losses), on a date specified by the participant or, if earlier, upon a separation from service or upon a change of control. All distributions to participants following a separation from service must be in the form of a lump sum, except if such separation qualifies as “retirement” under the terms of the Deferred Compensation Plan, in which case it may be paid in installments if previously elected by the participant. Distributions to “Key Employees” upon a separation from service (other than due to death) will not commence until at least six months after the separation from service. Participants are always 100% vested in the amounts that they contribute to their Deferred Compensation Plan accounts. The Company, at its option, may contribute amounts to participants’ accounts, which may be subject to vesting requirements.

The following table sets forth for the Named Executive Officers certain information as of December 31, 2011, and for the year then ended with respect to the Deferred Compensation Plan.

Name	Aggregate Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End
	($)	($)	($)
Charles Fabrikant
Executive Chairman	-	-	-

Richard Ryan
Senior Vice President and Chief Financial Officer	2,989	(112)	2,877

Oivind Lorentzen
Chief Executive Officer	-	-	-

Paul Robinson
Senior Vice President, General Counsel and Secretary	-	-	-

Dick Fagerstal
Senior Vice President	-	-	-
Corporate Development and Finance

TABLE VI

POTENTIAL PAYMENTS UPON DEATH, DISABILITY, QUALIFIED RETIREMENT,
TERMINATION WITHOUT CAUSE OR A CHANGE OF CONTROL

The following table sets forth cash bonus payments and the acceleration of stock options and restricted stock upon the death, disability, qualified retirement, termination without “cause” of the employee, or the occurrence of a “change-in-control” as of December 31, 2011.

Name	Bonus Awards (1)	Option Awards (2)	Stock Awards (3)	Total
	($)	($)	($)	($)
Charles Fabrikant
Executive Chairman	2,925,391	1,472,790	12,338,752	16,736,933

Richard Ryan
Senior Vice President and Chief Financial Officer	539,958	490,930	1,117,338	2,148,226

Oivind Lorentzen
Chief Executive Officer	623,076	39,225	4,270,080	4,932,381

Paul Robinson
Senior Vice President, General Counsel and Secretary	660,983	278,955	1,071,078	2,011,016

Dick Fagerstal
Senior Vice President	619,958	526,909	1,021,261	2,168,128
Corporate Development
and Finance
______________________

(1)
As described in footnote 1 to Table I, sixty percent (60%) of a bonus is paid at the time of the award and the remaining forty percent (40%) is paid in two equal annual installments approximately one and two years after the date of the award. The amount in this table represents the total of all remaining annual installments yet to be paid as of December 31, 2011.

(2)
The dollar amount in this column reflects the accumulated value based on the difference between the strike prices and the closing price of the Common Stock on December 31, 2011, which was $88.96, for unvested options that would accelerate upon the death, disability, qualified retirement or termination without “cause” of the employee, or the occurrence of a “change in control.” Unvested options to purchase Common Stock with strike prices greater than $88.96 were excluded.

(3)
The dollar amount in this column reflects the closing price of the Common Stock on December 31, 2011, which was $88.96, for unvested shares that would accelerate upon the death, disability, qualified retirement or termination without “cause” of the employee, or the occurrence of a “change in control.”

RELATED PERSON TRANSACTIONS

Related Person Transactions Policy

The Company has established a written policy for the review and approval or ratification of transactions with related persons (the “Related Person Transactions Policy”) to assist it in reviewing transactions in excess of $120,000 (“Transactions”) involving the Company and its subsidiaries and Related Persons (as defined below). Examples include, among other things, sales, purchases or transfers of real or personal property, use of property or equipment by lease or otherwise, services received or furnished, borrowing or lending (including guarantees), and employment by the Company of an immediate family member of a Related Person or a change in the material terms or conditions of employment of such an individual.

The Related Person Transactions Policy supplements the Company’s other conflict of interest policies set forth in the Company’s Corporate Governance Guidelines, its Code of Business Conduct and Ethics and its other internal procedures. A summary description of the Related Person Transactions Policy is set forth below.

For purposes of the Related Person Transactions Policy, a Related Person includes the Company’s directors, director nominees and executive officers since the beginning of the Company’s last fiscal year, beneficial owners of 5% or more of any class of the Company’s voting securities and members of their respective Immediate Family (as defined in the Policy).

The Related Person Transactions Policy provides that Transactions since the beginning of the last fiscal year must be approved or ratified by the Board. The Board has delegated to the Audit Committee the review and, when appropriate, approval or ratification of Transactions. Upon the presentation of a proposed Transaction, the Related Person is excused from participation and voting on the matter. In approving, ratifying or rejecting a Transaction, the Audit Committee will consider such information as it deems important to conclude if the transaction is fair and reasonable to the Company.

Whether a Related Person’s interest in a Transaction is material or not will depend on all facts and circumstances, including whether a reasonable investor would consider the Related Person’s interest in the Transaction important, together with all other available information, in deciding whether to buy, sell or hold the Company’s securities. In administering this policy, the Board or the relevant committee will be entitled (but not required) to rely upon such determinations of materiality by Company management.

The following factors are taken into consideration in determining whether to approve or ratify a Transaction with a Related Person:

(i)	the Related Person’s relationship to the Company and interest in the Transaction;

(ii)	the material facts of the Transaction, including the proposed aggregate value of such Transaction;

(iii)	the materiality of the Transaction to the Related Person and the Company, including the dollar value of the Transaction, without regard to profit or loss;

(iv)	the business purpose for and reasonableness of the Transaction, taken in the context of the alternatives available to the Company for attaining the purposes of the Transaction;

(v)	whether the Transaction is comparable to an arrangement that could be available on an arms-length basis and is on terms that are generally available;

(vi)	whether the Transaction is in the ordinary course of the Company’s business and was proposed and considered in the ordinary course of the Company’s business; and

(vii)
the effect of the Transaction on the Company’s business and operations, including on the Company’s internal control over financial reporting and system of disclosure controls or procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.

The following arrangements will not generally give rise to Transactions with a Related Person for purposes of the Related Persons Transactions Policy given their nature, size and/or degree of significance to the Company:

(i)
Use of property, equipment or other assets owned or provided by the Company, including aircraft, vehicles, housing and computer or telephonic equipment, by a Related Person primarily for Company business purposes where the value of any personal use during the course of a year is less than $10,000;

(ii)
Reimbursement of business expenses incurred by a director or executive officer of the Company in the performance of his or her duties and approved for reimbursement by the Company in accordance with the Company’s customary policies and practices;

(iii)	Compensation arrangements for non-employee directors for their services as such that have been approved by the Board or a committee thereof;

(iv)
Compensation arrangements, including base pay and bonuses (whether in the form of cash or equity awards), for employees or consultants (other than a director or nominee for election as a director) for their services as such that have been approved by the Committee and employee benefits regularly provided under plans and programs generally available to employees; however, personal benefits from the use of Company-owned or Company-provided assets, including, but not limited to, personal use of Company-owned or Company-provided aircraft and housing, not used primarily for Company business purposes may give rise to a Transaction with a Related Person;

(v)
A transaction where the rates or charges involved are determined by competitive bids or involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and

(vi)	A transaction involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company manages barge pools as part of its Inland River Services segment. Pursuant to pooling agreements, operating revenues and expenses of participating barges are combined and the net results are allocated on a pro-rata basis based on the number of barge days contributed by each participant. Charles Fabrikant, the Executive Chairman, companies controlled by Charles Fabrikant and trusts for the benefit of his two children, own barges that participate in the barge pools managed by the Company. In the years ended December 31, 2011, 2010 and 2009, Charles Fabrikant and his affiliates earned $1.2, $1.1 million and $1.0 million, respectively, of net barge pool results (after payment of $0.1, $0.1 million and $0.1 million, respectively, in management fees to the Company). As of December 31, 2011 and 2010, the Company owed Charles Fabrikant and his affiliates $0.4 and $0.5 million, respectively, for undistributed net barge pool results. Charles Fabrikant and his affiliates participate in the barge pools on the same terms and conditions as other pool participants who are unrelated to the Company.

Eric Fabrikant, son of Charles Fabrikant, the Executive Chairman, is the Vice President of the Company’s Commodity Trading Division and the President of SEACOR Environmental Services Inc. As compensation for his services as an executive of the Company during 2011, Eric Fabrikant was paid a salary of $210,000 and was awarded a bonus of $175,000. Eric Fabrikant’s salary in 2012 is at a rate of $210,000 per annum. In 2012, Eric Fabrikant was granted 3,000 shares of restricted stock and options to purchase 4,000 shares of Common Stock in recognition of his service in 2011. Upon joining the Company in 2007, Eric Fabrikant was paid a sign-on bonus of $50,000 and granted 1,000 shares of restricted stock and options to purchase 2,500 shares of Common Stock. All options and restricted common stock vest ratably over five years.

PROPOSAL NO. 2

APPROVAL OF AMENDMENT TO THE AMENDED 2007 SHARE INCENTIVE PLAN

The Company is asking Stockholders to approve an amendment to the SEACOR Holdings Inc. Amended 2007 Share Incentive Plan, as amended to date (the “Amended Share Incentive Plan”), to increase the number of shares of Common Stock authorized for issuance under the Amended Share Incentive Plan from 2,000,000 to 3,000,000 shares (the “Increase”). On April 23, 2012, upon the recommendation of the Compensation Committee, the Board adopted an amendment to the Amended Share Incentive Plan, subject to stockholder approval (the “Amendment”), to authorize the Increase. As of April 16, 2012, of the 2,000,000 shares of Common Stock authorized for issuance under the Amended Share Incentive Plan, only 45,630 shares remained available (net of 112,300 options to purchase shares that will be priced in substantially equal increments on June 4, 2012, September 4, 2012 and December 4, 2012). Accordingly, the effect of the amendment will be to increase the total number of shares authorized for issuance under the Amended Share Incentive Plan to 1,045,630 shares.

The primary purpose of the Amended Share Incentive Plan is intended to promote the interests of the Company and its Stockholders by providing incentives that will attract, retain and motivate highly competent persons as non-employee directors, officers and employees of, and consultants to, the Company and its subsidiaries and affiliates, and align their interests with those of the Company’s other Stockholders. The Amended Share Incentive Plan has been carefully designed to enable the Company to provide equity-based compensation to attract, retain and motivate such persons without resulting in excessive dilution to shareholder equity.

Our long-term goal is to limit the annual average dilution from our Amended Share Incentive Plan (which is our only equity incentive program) to less than 10%. “Dilution” is measured as the total number of shares under all outstanding equity awards (i.e., share awards granted, less share award cancellations), as a percentage of the weighted average number of Common Stock outstanding for that year. Over the past three years, our average annual dilution was 7.8%, 6.8% and 8.4% (for 2009, 2010 and 2011, respectively).

The “burn rate” for the Amended Share Incentive Plan measures the number of shares under outstanding equity awards granted during the year (disregarding cancellations), as a percentage of the weighted average number of Common Stock outstanding for that year. It measures the potential dilutive effect of annual equity grants. Over the past three years, the burn rate was of 2.8%, 3.9% and 3.6% (for 2009, 2010 and 2011, respectively). We believe that our three-year average burn rate is within the levels recommended by shareholder advisory groups on an overall basis when taking into account our business lines in multiple industry classifications.

The “overhang rate” for the Amended Share Incentive Plan measures the total number of shares under all outstanding plan awards, plus the number of shares authorized for future plan awards, as a percentage of the Common Stock outstanding for that year. It measures the potential dilutive effect of outstanding equity awards and future awards available for grant. Over the past three years, the overhang rate was 12.4%, 10.5% and 9.9% (for 2009, 2010 and 2011, respectively). If this Amendment is approved by the Stockholders, our overhang rate would be 13.7%, based on the number of shares of Common Stock outstanding as of April 16, 2012. This Amendment would also result in a 4.4% increase in the “adjusted Common Stock outstanding,” which is the sum of the total number of shares under all outstanding awards and authorized for future plan awards (i.e., the overhang amount), plus the total number of shares of Common Stock outstanding.

The following paragraphs summarize the principal features of the Amended Share Incentive Plan, as it is proposed to be amended. This summary is qualified in its entirety by references to the full text of the Amended Share Incentive Plan, which is attached hereto as Appendix A.

Shares Available

The maximum number of shares of Common Stock that may be delivered to participants pursuant to the terms of the Amended Share Incentive Plan, subject to certain adjustments, is 3,000,000 and the maximum number of shares that may be granted to any individual is 200,000. An aggregate of 1,954,370 shares of Common Stock are subject to awards previously granted under the Amended Share Incentive Plan as of April 16, 2012. Consequently, an aggregate of 1,045,630 shares will be authorized for future issuance under the Amended Share Incentive Plan. In addition, any shares of Common Stock covered by a Benefit (defined below) granted under the Amended Share Incentive Plan, which for any reason is canceled, forfeited or expires or, in the case of a Benefit other than a stock option, is settled in cash, shall again be available for Benefits under the Amended Share Incentive Plan. However, (i) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding Stock Option or Stock Appreciation Right and (ii) shares of Common Stock used to pay the exercise price or withholding taxes related to an outstanding Benefit may not again be made available for delivery to participants under the Amended Share Incentive Plan during the term of the Amended Share Incentive Plan.

Administration

The Amended Share Incentive Plan provides for administration by a committee of the Board appointed from among its members (the “Committee”), which is comprised, unless otherwise determined by the Board, solely of not less than two members who shall be (1) “Non-Employee Directors” within the meaning of Rule 16b-3(b)(3) (or any successor rule) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (2) “outside directors” within the meaning of Treasury Regulation section 1.162-27(e)(3) under Section 162(m) of the Code. The Committee is authorized, subject to the provisions of the Amended Share Incentive Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Amended Share Incentive Plan and to make such determinations and interpretations and to take such action in connection with the Amended Share Incentive Plan and any Benefits granted as it deems necessary or advisable. Thus, among the Committee’s powers are the authority to select non-employee directors, officers and other employees of, and consultants to, the Company and its subsidiaries to receive Benefits, and to determine the form, amount and other terms and conditions of Benefits. The Committee also has the power to modify or waive restrictions on Benefits, to amend Benefits and to grant extensions and accelerations of Benefits. The Board will act in lieu of the Committee with respect to Benefits made to non-employee directors under the Amended Share Incentive Plan.

Eligibility For Participation

Non-employee directors, officers and employees of, and consultants to, the Company or any of its subsidiaries and affiliates are eligible to participate in the Amended Share Incentive Plan. The selection of participants from eligible persons is within the discretion of the Committee. The estimated number of non- employee directors, officers and employees who are eligible to participate in the Amended Share Incentive Plan is approximately 5,350, and an estimate of the number of consultants who are eligible to participate in the Amended Share Incentive Plan has not been made.

Types Of Benefits

The Amended Share Incentive Plan provides for the grant of any or all of the following types of benefits: (1) stock options, including non-qualified stock options; (2) stock appreciation rights; (3) stock awards; (4) performance awards; and (5) stock units (collectively, “Benefits”). Benefits may be granted singly, in combination, or in tandem as determined by the Committee. Stock awards, performance awards and stock units may, as determined by the Committee in its discretion, constitute Performance-Based Awards, as described below.

Stock Options

Under the Amended Share Incentive Plan, the Committee may grant awards in the form of non-qualified stock options to purchase shares of Common Stock. The Committee will, with regard to each stock option, determine the number of shares subject to the option, the manner and time of the option’s exercise and vesting, and the exercise price of the option. The exercise price will not be less than 100% of the closing price of the Common Stock on the date the stock option is granted (the “Fair Market Value”). The exercise price may be paid in cash or, in the discretion of the Committee, by the delivery of shares of Common Stock then owned by the participant, by the withholding of shares of Common Stock for which a stock option is exercisable, or by a combination of these methods. In the discretion of the Committee, payment may also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the

Company the amount of sale or loan proceeds to pay the exercise price. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the Amended Share Incentive Plan. In determining which methods a participant may utilize to pay the exercise price, the Committee may consider such factors as it determines are appropriate. No stock option is exercisable later than ten years after the date it is granted except in the event of a participant’s death, in which case, the exercise period of a non-qualified stock option may be extended but no later than one year after the participant’s death.

Stock Appreciation Rights (SAR)

The Amended Share Incentive Plan authorizes the Committee to grant a SAR either in tandem with a stock option or independent of a stock option. A SAR is a right to receive a payment, in cash, Common Stock, or a combination thereof, equal to the excess of (x) the Fair Market Value, or other specified valuation, of a specified number of shares of Common Stock on the date the right is exercised over (y) the Fair Market Value, or other specified valuation (which shall not be less than Fair Market Value), of such shares of Common Stock on the date the right is granted, all as determined by the Committee. SARs granted under the Amended Share Incentive Plan are subject to terms and conditions relating to exercisability that are similar to those imposed on stock options, and each SAR is subject to such terms and conditions as the Committee shall impose from time to time.

Stock Awards

The Committee may, in its discretion, grant Stock Awards (which may include mandatory payment of bonus incentive compensation in stock) consisting of Common Stock issued or transferred to participants with or without other payments therefor. Stock Awards may be subject to such terms and conditions as the Committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares, and the right of the Company to reacquire such shares for no consideration upon termination of the participant’s employment or service within specified periods, and may constitute Performance-Based Awards, as described below. The Stock Award will specify whether the participant will have, with respect to the shares of Common Stock subject to a Stock Award, all of the rights of a holder of shares of Common Stock, including the right to receive dividends and to vote the shares.

Performance Awards

The Amended Share Incentive Plan allows for the grant of performance awards which may take the form of shares of Common Stock or Stock Units (defined below), or any combination thereof and which may constitute Performance-Based Awards. Such awards will be contingent upon the attainment, over a period to be determined by the Committee, of certain performance goals. The length of the performance period, the performance goals to be achieved and the measure of whether and to what degree such goals have been achieved will be determined by the Committee. Payment of earned performance awards will be made in accordance with terms and conditions prescribed or authorized by the Committee. The Committee may require or permit the deferral of the receipt of performance awards upon such terms as the Committee deems appropriate and in accordance with Section 409A of the Code.

Stock Units

The Committee may, in its discretion, grant Stock Units to participants, which may constitute Performance-Based Awards. A “Stock Unit” means a notional account representing one share of Common Stock. The Committee determines the criteria for the vesting of Stock Units and whether a participant granted a Stock Unit shall be entitled to Dividend Equivalent Rights (as defined in the Amended Share Incentive Plan). Upon vesting of a Stock Unit, unless the Committee has determined to defer payment with respect to such unit or a participant has elected to defer payment, shares of Common Stock representing the Stock Units will be distributed to the participant (unless the Committee, with the consent of the participant, provides for the payment of the Stock Units in cash, or partly in cash and partly in shares of Common Stock, equal to the value of the shares of Common Stock which would otherwise be distributed to the participant).

Performance-Based Awards

Certain Benefits granted under the Amended Share Incentive Plan may be granted in a manner such that the Benefit qualifies for the performance-based compensation exemption to Section 162(m) of the Code (“Performance-Based Awards”). As determined by the Committee in its sole discretion, either the vesting or the exercise of such Performance-Based Awards will be based upon achievement of hurdle rates and/or growth in one or more of the following business criteria: (1) net sales; (2) pretax income before allocation of corporate overhead and bonus; (3) budget; (4) earnings per share; (5) net income; (6) division, group or corporate financial goals; (7) return on stockholders’ equity; (8) return on assets; (9) attainment of strategic and operational initiatives; (10) appreciation in and/or maintenance of the price of the Common Stock or any other publicly-traded securities of the Company; (11) market share; (12) gross profits; (13) earnings before interest and taxes; (14) earnings before interest, taxes, depreciation and amortization; (15) economic value-added models and comparisons with various stock market indices; (16) reductions in costs; or (17) any combination of the foregoing. In addition, Performance-Based Awards may include comparisons to the performance of other companies, such performance to be measured by one or more of the foregoing criteria. With respect to Performance-Based Awards, the Committee shall establish in writing (x) the performance goals applicable to a given period, and such performance goals shall state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the participant if such performance goals are obtained and (y) the individual participants or class of participants to which such performance goals apply no later than 90 days after the commencement of such period (but in no event after 25% of such period has elapsed). No Performance-Based Award shall be payable to, or vest with respect to, as the case may be, any participant for a given fiscal period until the Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied.

Other Terms

The Amended Share Incentive Plan provides that Benefits may be transferred by will or the laws of descent and distribution. The Committee determines the treatment to be afforded to a participant in the event of termination of employment for any reason including death, disability or retirement. In addition to the foregoing, the Committee may permit the transferability of a Benefit by a participant to certain members of the participant’s immediate family or trusts for the benefit of such persons or other entities owned by such persons.

Upon the grant of any Benefit under the Amended Share Incentive Plan, the Committee may, by way of an agreement with the participant, establish such other terms, conditions, restrictions and/or limitations covering the grant of the Benefit as are not inconsistent with the Plan. The Committee reserves the right to amend, suspend or terminate the Amended Share Incentive Plan at any time. However, no amendment may be made without approval of the Stockholders of the Company if the amendment will: (i) increase the aggregate number of Shares of Common Stock that may be delivered through Stock Options under the Plan; (ii) increase the maximum amounts which can be paid to an individual participant under the Plan; (iii) change the types of business criteria on which Performance-Based Awards are to be based under the Plan; or (iv) modify the requirements as to eligibility for participation in the Amended Share Incentive Plan.

The Amended Share Incentive Plan contains a provision that prohibits the Company (except in a limited set of circumstances related to a corporate transaction involving the Company) from amending the terms of its outstanding stock options or stock appreciation rights, or canceling such outstanding stock options or stock appreciation rights in exchange for cash, other Benefits or stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original stock options or stock appreciation rights without stockholder approval.

The Amended Share Incentive Plan contains provisions for equitable adjustment of Benefits in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split-up, spin-off, combination of Shares, exchange of Shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to Stockholders of the Company. In addition, if there is a Change in Control (as defined in the Amended Share Incentive Plan) of the Company, Benefits that have not vested or become exercisable at the time of such Change in Control will immediately vest and become exercisable and all performance targets relating to such Benefits will be deemed to have been satisfied as of the time of such Change in Control; provided, however, that: (i) any spin-off of a division or subsidiary of the Company to its Stockholders, and (ii) any event that would otherwise constitute a Change in Control that the Board of Directors determines, in its sole discretion, not to be a Change in Control for purposes of the Plan, will not constitute a Change in Control. Furthermore, the Committee, in its sole discretion, may determine upon the occurrence of a Change in Control (without regard to any contrary determination by the Board of Directors) that each Benefit outstanding will terminate and each holder will receive: (i) an amount equal to the excess of the Fair Market Value of such Shares of Common Stock that are subject to Stock Options or SARs and that are then vested, over the exercise price thereof, and (ii) the Fair Market Value of Shares of Common Stock that are subject to a Stock Award or Stock Unit and that are then vested. Such amounts, in either case, may be paid in cash, property or a combination thereof.

The Committee may grant Benefits to participants who are subject to the tax laws of nations other than the United States, which Benefits may have terms and conditions as determined by the Committee as necessary to comply with applicable foreign laws. The Committee may take any action which it deems advisable to obtain approval of such Benefits by the appropriate foreign governmental entity; provided, however, that no such Benefits may be granted, and no action may be taken which would violate the Exchange Act, the Code or any other applicable law.

Certain Federal Income Tax Consequences

The statements in the following paragraphs of the principal U.S. federal income tax consequences of Benefits under the Amended Share Incentive Plan are based on statutory authority and judicial and administrative interpretations, as of the date of this Proxy Statement, which are subject to change at any time (possibly with retroactive effect). The law is technical and complex, and the discussion below represents only a general summary. The following is not to be considered as tax advice to any persons who may be participants in the Amended Share Incentive Plan, and any such persons are advised to consult with their own tax counsel.

Non-Qualified Stock Options (NSO) And Stock Appreciation Rights

A participant who receives a NSO or a SAR will not recognize any taxable income upon the grant of such NSO or SAR. However, the participant generally will recognize ordinary income upon exercise of a NSO in an amount equal to the excess of the fair market value of the shares of Common Stock at the time of exercise over the exercise price. Similarly, upon the receipt of cash or shares pursuant to the exercise of a SAR, the individual generally will recognize ordinary income in an amount equal to the sum of the cash and the fair market value of the shares received. The ordinary income recognized with respect to the receipt of shares or cash upon exercise of a NSO or a SAR will be subject to both wage withholding and other employment taxes. In addition to the customary methods of satisfying the withholding tax liabilities that arise upon the exercise of a SAR for shares or upon the exercise of a NSO, the Company may satisfy the liability in whole or in part by withholding shares of Common Stock from those that otherwise would be issuable to the individual or by the participant tendering other shares owned by him or her, valued at their fair market value as of the date that the tax withholding obligation arises. A federal income tax deduction generally will be allowed to the Company in an amount equal to the ordinary income included by the individual with respect to his or her NSO or SAR, provided that such amount constitutes an ordinary and necessary business expense to the Company and is reasonable and the limitations of Sections 280G and 162(m) of the Code do not apply. If an individual exercises a NSO by delivering shares of Common Stock, the individual will not recognize gain or loss with respect to the exchange of such shares, even if their then fair market value is different from the individual’s tax basis. The individual, however, will be taxed as described above with respect to the exercise of the NSO as if he or she had paid the exercise price in cash, and the Company likewise generally will be entitled to an equivalent tax deduction.

Other Awards

With respect to other Benefits under the Amended Share Incentive Plan that are settled either in cash or in shares of Common Stock that are either transferable or not subject to a substantial risk of forfeiture (as defined in the Code and the regulations thereunder), participants generally will recognize ordinary income equal to the amount of cash or the fair market value of the Common Stock received. With respect to Benefits under the Amended Share Incentive Plan that are settled in shares of Common Stock that are restricted to transferability and subject to a substantial risk of forfeiture absent a written election pursuant to Section 83(b) of the Code filed with the Internal Revenue Service within 30 days after the date of transfer of such shares pursuant to the award (a

“Section 83(b) election”), an individual will recognize ordinary income at the earlier of the time at which (i) the shares become transferable or (ii) the restrictions that impose a substantial risk of forfeiture of such shares lapse, in an amount equal to the excess of the fair market value (on such date) of such shares over the price paid for the award, if any. If a Section 83(b) election is made, the individual will recognize ordinary income, as of the transfer date, in an amount equal to the excess of the fair market value of the Common Stock as of that date over the price paid for such award, if any. The ordinary income recognized with respect to the receipt of cash, shares of Common Stock or other property under the Amended Share Incentive Plan will be subject to both wage withholding and other employment taxes. The Company generally will be allowed a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by the participant, provided that such amount constitutes an ordinary and necessary business expense and is reasonable and the limitations of Sections 280G and 162(m) of the Code do not apply.

Dividends And Dividend Equivalents

To the extent Benefits under the Amended Share Incentive Plan earn dividends or dividend equivalents, whether paid currently or credited to an account established under the Amended Share Incentive Plan, an individual generally will recognize ordinary income with respect to such dividends or dividend equivalents.

Change In Control

In general, if the total amount of payments to an individual that are contingent upon a “change in control” of the Company (as defined in Section 280G of the Code), including payments under the Amended Share Incentive Plan that vest upon a “change in control,” equals or exceeds three times the individual’s “base amount” (generally, such individual’s average annual compensation for the five calendar years preceding the change in control), then, subject to certain exceptions, the payments may be treated as “parachute payments” under the Code, in which case a portion of such payments would be non-deductible to the Company and the individual would be subject to a 20% excise tax on such portion of the payments.

Certain Limitations On Deductibility Of Executive Compensation

With certain exceptions, Section 162(m) of the Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year (including any deduction with respect to the exercise of a NSO or a SAR). One such exception applies to certain performance-based compensation provided that such compensation has been approved by Stockholders in a separate vote and certain other requirements are met. If approved by its Stockholders, the Company believes that Stock Options, SARs and Performance-Based Awards granted under the Amended Share Incentive Plan should qualify for the performance-based compensation exception to Section 162(m) of the Code; provided, however, that Performance-Based Awards granted after the Company’s 2013 Annual Meeting of Stockholders will only qualify for such exception if the Amended Share Incentive Plan (or a successor thereto) is reapproved by the Company’s Stockholders at or prior to such meeting.

Other Information

The Board has determined to grant each non-employee director a non-qualified option to purchase 3,000 shares of Common Stock and 500 shares of restricted stock on the date of the Meeting.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE AMENDED 2007 SHARE INCENTIVE PLAN.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the Company’s 2011 Annual Meeting, our Stockholders voted to conduct a say-on-pay advisory vote on compensation every year (the “Advisory Vote”). While this vote was non-binding, our Board of Directors considered the Advisory Vote and determined to submit an advisory vote on executive compensation to our Stockholders again this year. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the policies and procedures described in this Proxy Statement.

The Company’s philosophy is to reward longer-term financial and operating performance where compensation decisions are determined with a view toward ensuring that management avoids high-risk strategies and does not focus principally on short-term results. Accordingly, the Company believes reasoned judgment, rather than automatic formulas, is the appropriate basis by which to set compensation, and the use of its discretion to alter awards based on performance targets. The Company believes using formulas alone may foster an environment that encourages short-sighted decisions intended to meet formulaic goals rather than work toward long-term benefits. Consequently, the Company constructs its compensation incentives to reward consistent and durable performance.

We believe that the Company’s executive compensation programs have been effectively tailored to recruit and retain senior executives capable of executing the Company’s business strategies, overseeing its liquid assets and its various operations and appropriately aligning pay with contributions to, and leadership in, executing the Company’s business strategies. Therefore, the Board recommends that you vote in favor of the Company’s executive compensation policies and procedures for the Named Executive Officers.

The Board invites you to review carefully the Compensation Discussion and Analysis beginning on page 21 and the tabular and other disclosures on executive compensation beginning on page 33. Based upon that review, the Board recommends that the Stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, including the Company’s compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement. Accordingly, the Company asks the Stockholders to vote “FOR” the following resolution at the Meeting, which gives you the opportunity to endorse or not endorse our compensation program for the Named Executive Officers by voting for or against the following resolution:

“RESOLVED, that the Stockholders of the Company approve, on an advisory basis, the compensation paid to the Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2012 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth therein.”

The advisory vote on the compensation of the Named Executive Officers is non-binding, meaning that the Board will not be obligated to take any compensation actions, or to adjust the Company’s executive compensation programs or policies, as a result of the vote. Notwithstanding the advisory nature of the vote, the resolution will be considered passed with the affirmative vote of a majority of the votes present (in person or by proxy) at the Meeting. Although the vote is non-binding, the Board and the Compensation Committee will carefully review the results of the vote. The Compensation Committee will consider our Stockholders’ concerns and take them into account when designing future executive compensation programs. To the extent the Stockholders do not approve the “Say on Pay” proposal or there is a significant vote against it, we would communicate directly with our Stockholders to better understand the concerns that influenced the negative vote. The Board and the Compensation Committee would consider feedback obtained through this process in making future decisions about executive compensation programs.

The Proxy holders named on the accompanying proxy card will vote in favor of the advisory “Say on Pay” vote unless a Stockholder directs otherwise.

Voting. The affirmative vote of a majority of the votes present (in person or by proxy) at the Meeting is required to approve the compensation paid by the Company to the Named Executive Officers as described in this

Proxy Statement. Abstentions and broker non-votes will not be counted as votes cast FOR or AGAINST the proposal.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION PAID BY THE COMPANY TO THE NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board recommends that Stockholders ratify the appointment of Ernst & Young LLP (“Ernst & Young”), independent registered public accounting firm to audit the accounts of the Company and its subsidiaries for the fiscal year ending December 31, 2012. The appointment of Ernst & Young was recommended to the Board by its Audit Committee. Ernst & Young served as independent registered public accounting firm for the Company for the fiscal year ended December 31, 2011.

Representatives of Ernst & Young will be present at the Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to Stockholder questions after the conclusion of the Meeting.

The affirmative vote of a majority of the Common Stock represented in person or by proxy at the Meeting is required to ratify the appointment of Ernst & Young.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT
OF ERNST & YOUNG.

Independent Registered Public Accounting Firm Fee Information
Fees for professional services provided by Ernst & Young for the years ended December 31 were as follows:

	2011	2010
Audit Fees	$2,934,987	$1,895,947
Audit-Related Fees	30,288	181,330
Tax Fees	45,245	91,178
All Other Fees	62,415	56,318
Total	$3,072,935	$2,224,773

Audit Fees represent fees for professional services provided in connection with the audit of the Company’s financial statements, reporting on management’s assertions regarding internal controls over financial reporting in compliance with Section 404 of the Sarbanes Oxley Act, review of the Company’s quarterly financial statements, and services provided in connection with other statutory or regulatory filings. Audit Fees in 2011 included services provided in connection with the potential initial public offering of ERA Group Inc., a subsidiary of the Company. Audit-Related Fees represent fees for professional services provided in consulting on interpretations and application of FASB pronouncements and SEC regulations. Tax Fees represent fees for services in connection with the preparation and filing of tax returns in jurisdictions outside the United States.

The Audit Committee has determined that the provision of the services described above is compatible with maintaining the independence of Ernst & Young. All of the services described in the foregoing table were approved in conformity with the Audit Committee’s pre-approval process.

Pre-approval Policy for Services of Independent Registered Public Accounting Firm. The Audit Committee’s policy is to pre-approve all audit services, audit-related services, and other services permitted by law provided by the independent registered public accounting firm. In accordance with that policy, the committee annually reviews and approves a list of specific services and categories of services, including audit, audit related, tax, and other permitted services, for the current or upcoming fiscal year, subject to specified terms and cost levels. Any service not included in the approved list of services or any modification to previously approved services, including changes in fees, must be specifically pre-approved by the Audit Committee. Where proposed additions or modifications relate to tax and all other non-audit services to be provided by the independent registered public accounting firm, the Audit Committee may delegate the responsibility of pre-approval to the Chair of the Audit Committee. To ensure prompt handling of unforeseeable or unexpected matters that arise between Audit Committee meetings, the Audit Committee has delegated authority to its Chair, and/or to such other members of the Audit Committee that the Chair may designate, to review and if appropriate approve in advance, any request by the independent registered public accounting firm to provide tax and/or all other non-audit services.

OTHER MATTERS

Other Actions at the Meeting

The Board does not intend to present any other matter at the Meeting. The Board has not been informed that any other person intends to present any other matter for action at the Meeting. If any other matters properly come before the Meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

Limitation on Stockholder Action by Written Consent; Special Meetings of Stockholders; Removal of Directors; Vacancies

The Certificate of Incorporation provides that no action may be taken by Stockholders except at an annual or special meeting of Stockholders or by the affirmative written consent of the holders of not less than 66 2/3% (or such greater percentage as may then be required by applicable law) in voting power of the outstanding shares of Common Stock entitled to vote thereon. The By-Laws provide that, to be properly brought before an annual meeting of Stockholders, business must be (A) specified in the Company’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board or any committee thereof, or (C) by any Stockholder of the Company who (i) was a Stockholder of record of the Company at the time the Stockholder notice described below is delivered to the Secretary of the Company, and at the time of the annual meeting of Stockholders, (ii) is entitled to vote at the annual meeting of Stockholders and (iii) complies with the notice procedures described below. To be timely, a Stockholder’s notice must be delivered or mailed to and received by the Secretary at the principal executive offices of the Company, not earlier than the close of business on the one hundred fiftieth (150th) day nor later than the close of business on the one hundred twentieth (120th) day prior to the first anniversary date of the previous year’s annual meeting of Stockholders, subject to certain exceptions. The By-Laws further provide that, unless otherwise prescribed by law, special meetings of Stockholders can only be called by the Executive Chairman, the President or pursuant to a resolution approved by a majority of the Board and, in any such case, only to consider such business as shall be provided in such resolution or in the notice delivered to Stockholders respecting the special meeting.

The By-Laws also provide that directors can be removed from office (prior to the expiration of their term) with or without “cause” by the affirmative vote of a majority in voting power of the outstanding shares entitled to vote at an election of directors, and that vacancies on the Board can be filled only by the remaining directors then in office.

Stockholder Nomination of Directors

The By-Laws establish an advance notice procedure with regard to the nomination (other than by or at the direction of the Board or a committee thereof) of candidates for election as directors (the “Nomination Procedure”). Only persons who are nominated by the Board, a committee appointed by the Board, or by a Stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, are eligible for election as directors of the Company. To be timely, a Stockholder’s notice must be delivered or mailed to and received by the Secretary of the Company at its principal executive offices not earlier than the close of business on the one hundred fiftieth (150th) day nor later than the close of business on the one hundred twentieth (120th) day prior to the first anniversary date of the previous year’s annual meeting of Stockholders (subject to certain exceptions), and the notice must contain (A) as to each person whom the Stockholder proposes to nominate for election as a director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the Stockholder proposes to bring before the annual meeting, (i) a brief description of the business desired to be transacted, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the By-Laws, the language of the proposed amendment), (iii) the reasons for conducting such business at the meeting and (iv) any material interest of such Stockholder in such business; and (C) as to the Stockholder giving the notice on whose behalf the nomination or proposal is made (i) the name and address, as they appear on the Company’s most recent Stockholder lists, of the

Stockholder proposing such proposal, (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the Stockholder, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or other proposal between or among such Stockholder, any affiliate or associate, and any others acting in concert with any of the foregoing, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Stockholder’s notice by, or on behalf of, such Stockholder, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such Stockholder, with respect to shares of stock of the Company, (v) a representation that the Stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (vi) a representation whether the Stockholder intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee or (b) otherwise to solicit proxies from Stockholders in support of such proposal or nomination. Any Stockholder who desires to propose any matter at an annual meeting of Stockholders shall, in addition to the aforementioned requirements described in clauses (A) through (C), comply in all material respects with the content and procedural requirements of Rule 14a-8 of Regulation 14A under the Exchange Act, irrespective of whether the Company is then subject to such rule or said act. The presiding officer of the meeting may refuse to acknowledge nomination of any person not made in compliance with the Nomination Procedure.

Although the By-Laws do not empower the Board with the right to approve or disapprove of Stockholder nominations for the election of directors or any other business properly brought by the Company’s Stockholders at any annual or special meeting, the foregoing Nomination Procedure may nevertheless have the effect of (i) precluding a nomination for the election of directors or precluding the transaction of business at a particular meeting if the proper procedures are not followed, or (ii) deterring a third party from conducting a solicitation of proxies or contest to elect his or its own slate of director nominees or otherwise attempting to obtain control of the Company.

Restrictions on Foreign Ownership of Common Stock and Related Matters

The Company is subject to a variety of U.S. federal statutes and regulations, including the U.S. cabotage laws that impose certain restrictions on the ownership and operation of vessels used to carry cargo between U.S. ports in the U.S. coastwise trade and aircraft operated in the United States.

The cabotage laws relating to vessels are principally contained in 46 U.S.C. § 50501 and 46 U.S.C. Chapter 551 and the federal regulations promulgated thereunder and are commonly referred to collectively as the “Jones Act.” Subject to limited exceptions, the Jones Act requires, among other things, that vessels engaged in U.S. coastwise trade be owned and operated by “citizens of the United States” within the meaning of the Jones Act. For purposes of the Jones Act, a corporation, for example, must satisfy the following requirements to be deemed a U.S. citizen: (i) the corporation must be organized under the laws of the United States or of a state, territory or possession thereof; (ii) each of the chief executive officer and the chairman of the board of directors of such corporation must be a U.S. citizen; (iii) no more than a minority of the number of directors of such corporation necessary to constitute a quorum for the transaction of business can be non-U.S. citizens; and (iv) at least 75% of each class or series of stock in such corporation must be owned by U.S. citizens within the meaning of the Jones Act. Accordingly, if persons or organizations that are not U.S. citizens within the meaning of the Jones Act were to own more than 25% of the Company’s Common Stock, the Company would not be permitted to continue to own or operate vessels in the U.S. coastwise trade until such ownership by non-U.S. citizens was reduced to 25% or less.

To facilitate compliance with the Jones Act, the Company’s Certificate of Incorporation: (i) limits the aggregate percentage ownership by non-U.S. citizens of any class of the Company’s capital stock (including Common Stock) to 22.5% of the outstanding shares of each such class to ensure that such foreign ownership will not exceed the maximum percentage permitted by applicable maritime law (presently 25%) but authorizes the Board, under certain circumstances, to increase the foregoing percentage to 24%; (ii) requires institution of a dual stock certification system to help determine such ownership; (iii) provides that any issuance or transfer of shares in excess of such permitted percentage shall be ineffective as against the Company and that neither the Company nor its transfer agent shall register such purported issuance or transfer of shares or be required to recognize the purported transferee or owner as a Stockholder of the Company for any purpose whatsoever except to exercise the Company’s remedies; (iv) provides that any such excess shares shall not have any voting or dividend rights; (v) permits the

Board to redeem any such excess shares; and (vi) permits the Board to make such reasonable determinations as may be necessary to ascertain the citizenship of the owners of the Company’s capital stock (including Common Stock) and implement such limitations. In addition, the Company’s By-Laws provide that the number of non-U.S. citizen directors shall not exceed a minority of the number necessary to constitute a quorum for the transaction of business and restrict any non-U.S. citizen officer from acting in the absence or disability of the Chairman of the Board, the Chief Executive Officer or the President.

The Company’s aircraft operating in the United States are subject to registration and citizenship requirements under the Federal Aviation Act (the “Aviation Act”). The Aviation Act requires that before an aircraft may be legally registered in the United States, it must, among other things, be owned by “a citizen of the United States” within the meaning of the Aviation Act (49 U.S.C. § 40102(a)(15)) and the federal regulations promulgated thereunder. For purposes of the Aviation Act, a corporation, for example, must satisfy the following requirements to be deemed a U.S. citizen: (i) the corporation must be organized under the laws of the United States or of a state, territory or possession thereof; (ii) the president and at least two-thirds of the board of directors and other managing officers of the corporation must be U.S. citizens; and (iii) at least 75% of the voting interests in the corporation must be owned or controlled by persons that are U.S. citizens within the meaning of the Aviation Act. The Company believes that the provisions of the Company’s Certificate of Incorporation that facilitate its compliance with the Jones Act also facilitate its compliance with the citizenship requirements of the Aviation Act.

ANNUAL REPORT

A copy of the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2011, accompanies this Proxy Statement and should be read in conjunction herewith.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Proposals that Stockholders believe should be voted upon at the Company’s Annual Meeting may be eligible for inclusion in the Company’s Proxy Statement. Stockholder proposals for the 2013 Annual Meeting of Stockholders must be received in accordance with the provisions of Rule 14a-8 under the Exchange Act by the Company on or before December 31, 2012, to be eligible for inclusion in the proxy statement and proxy card relating to the 2013 Annual Meeting of Stockholders pursuant to Rule 14a-8. Any such proposals should be sent via registered, certified or express mail to: Corporate Secretary, SEACOR Holdings Inc., 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, Florida 33316.

As a separate and distinct matter from proposals under Rule 14a-8, in accordance with Article I, Section 3 of the By-Laws of the Company, in order for business to be properly brought before the next annual meeting by a Stockholder, such Stockholder must deliver to the Company timely notice thereof. To be timely, a Stockholder’s notice must be delivered or mailed to and received by the Secretary at the principal executive offices of the Company, not earlier than the close of business on the one hundred fiftieth (150th) day nor later than the close of business on the one hundred twentieth (120th) day prior to the first anniversary date of the previous year’s Annual Meeting of Stockholders (or if there was no such prior annual meeting, not earlier than the close of business on the one hundred fiftieth (150th) day nor later than the one hundred twentieth (120th) day prior to the date which represents the second Tuesday in May of the current year); provided, however, that in the event that the date of the annual meeting is more than twenty-five (25) days before or after such anniversary date, then, to be considered timely, notice by the Stockholders must be received not later than the close of business on the tenth (10th) day following the date on which public announcement of the date of such meeting is first made by the Company. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Stockholder’s notice as described above.

For the Board of Directors,

Paul L. Robinson Corporate Secretary

APPENDIX A

SEACOR HOLDINGS INC.
AMENDED 2007 SHARE INCENTIVE PLAN

(AS AMENDED THROUGH APRIL 23, 2012)

SEACOR HOLDINGS INC. 2007 SHARE INCENTIVE PLAN

(AS AMENDED THROUGH APRIL 23, 2012)

1. PURPOSE. SEACOR Holdings Inc. 2007 Share Incentive Plan (the Plan”) is intended to provide incentives which will attract, retain and motivate highly competent persons as non-employee directors, officers and employees of, and consultants to, SEACOR Holdings Inc. (the Company”) and its subsidiaries and affiliates, by providing them opportunities to acquire shares of common stock, par value $.01 per share, of the Company (Common Stock”) or to receive monetary payments based on the value of such shares pursuant to the Benefits (as defined below) described herein. Additionally, the Plan is intended to assist in further aligning the interests of the Company’s non-employee directors, officers, employees and consultants to those of its other stockholders.

2. ADMINISTRATION

(a) The Plan will be administered by a committee (the Committee”) appointed by the Board of Directors of the Company (the Board”) from among its members (which may be the Compensation Committee) and shall be comprised, unless otherwise determined by the Board, solely of not less than two members who shall be (i) Non-Employee Directors” within the meaning of Rule 16b-3(b)(3) (or any successor rule) promulgated under the Securities Exchange Act of 1934, as amended (the Exchange Act”) and (ii) outside directors” within the meaning of Treasury Regulation Section 1.162-27(e)(3) under Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code”). The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Benefits granted hereunder as it deems necessary or advisable. Without limiting the generality of the foregoing, the Committee may, in its sole discretion, clarify, construe or resolve any ambiguity in any provision of the Plan or any Benefit award agreement, accelerate or waive vesting of Benefits and exercisability of Benefits, extend the term or period of exercisability of any Benefit, or waive any terms or conditions applicable to any Benefit; provided that no action taken by the Committee shall adversely affect in any material respect the rights granted to any participant under any outstanding awards without the participant's written consent (other than as may be required under Section 409A of the Code). All determinations and interpretations made by the Committee shall be binding and conclusive on all participants and their legal representatives. Notwithstanding anything in this Section 2(a) to the contrary, the Board, or any other committee or sub-committee established by the Board, is hereby authorized (in addition to any necessary action by the Committee) to grant or approve Benefits as necessary to satisfy the requirements of Section 16 of the Exchange Act and the rules and regulations thereunder and to act in lieu of the Committee with respect to Benefits made to non-employee directors under the Plan. No member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Committee and any agent of the Committee who is an employee of the Company, a subsidiary or an affiliate against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith, gross negligence or willful misconduct.

(b) The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable, and the Committee, or any person to whom it has so delegated duties, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company, or the subsidiary or affiliate whose employees have benefited from the Plan, as determined by the Committee.

(c) Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Stock Options and Stock Appreciation Rights may not be amended by the Committee to (i) reduce the exercise price of such outstanding Stock Options or Stock Appreciation Rights or (ii) cancel such outstanding Stock Options or Stock Appreciation Rights in exchange for cash, other Benefits or Stock Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Stock Options or Stock Appreciation Rights without stockholder approval.

3. PARTICIPANTS. Participants will consist of such non-employee directors, officers and employees of, and such consultants to, the Company and its subsidiaries and affiliates as the Committee (or the Board) in its sole discretion determines from time to time to receive Benefits under the Plan. Designation of a participant in any year shall not require the Committee to designate such person to receive a Benefit in any other year or, once designated, to receive the same type or amount of Benefit as granted to the participant in any other year.

4. TYPE OF BENEFITS. Benefits under the Plan may be granted in any one or a combination of (a) Stock Options, (b) Stock Appreciation Rights, (c) Stock Awards, (d) Performance Awards and (e) Stock Units (each as described below, and collectively, the Benefits”). Stock Awards, Performance Awards, and Stock Units may, as determined by the Committee in its discretion, constitute Performance-Based Awards, as described in Section 11 below. Benefits shall be evidenced by agreements (which need not be identical) in such forms as the Committee may from time to time approve; provided, however, that in the event of any conflict between the provisions of the Plan and any such agreements, the provisions of the Plan shall prevail.

5. COMMON STOCK AVAILABLE UNDER THE PLAN

(a) Subject to the provisions of this Section 5 and any adjustments made in accordance with Section 13 hereof, the maximum number of shares of Common Stock that may be delivered to participants (including permitted assignees) and their beneficiaries under this Plan shall be 3,000,000 shares of Common Stock (subject to adjustments made in accordance with Section 13 hereof), which may be authorized and unissued or treasury shares.

(b) Any shares of Common Stock covered by a Benefit (or portion of a Benefit) granted under the Plan, which is forfeited or canceled, expires or, in the case of a Benefit other than a Stock Option, is settled in cash, shall be deemed not to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan. The preceding sentence shall apply only for the purposes of determining the aggregate number of shares of Common Stock subject to Benefits and that are available for delivery under the Plan, but shall not apply for purposes of determining pursuant to Section 5(d) the maximum number of shares of Common Stock with respect to which Benefits (including the maximum number of shares of Common Stock subject to Stock Options and Stock Appreciation Rights) may be granted or measured to an individual participant under the Plan.

(c) For the avoidance of doubt, the following shares of Common Stock may not again be made available for delivery to participants under the Plan during the term of the Plan: (i) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding Stock Option or Stock Appreciation Right or (ii) shares of Common Stock used to pay the exercise price or withholding taxes related to an outstanding Benefit. Shares of Common Stock delivered under the Plan in settlement, assumption or substitution of outstanding awards (or obligations to grant future awards) under the plans or arrangements of another entity shall not decrease the number of shares of Common Stock subject to Benefits and shall not reduce the maximum number of shares of Common Stock available for delivery under the Plan, to the extent that such settlement, assumption or substitution is a result of the Company or its subsidiaries or affiliates acquiring another entity (or an interest in another entity). This Section 5(c) shall apply only for purposes of determining the aggregate number of shares of Common Stock subject to Benefits and that are available for delivery under the Plan, but shall not apply for purposes of determining pursuant to Section 5(d) the maximum number of shares of Common Stock (x) with respect to which Benefits (including the maximum number of shares of Common Stock subject to Stock Options and Stock Appreciation Rights) may be granted or measured to an individual participant under the Plan or (y) that may be delivered through Stock Options under the Plan.

(d) The maximum number of shares of Common Stock with respect to which Benefits may be granted or measured to any individual participant under the Plan during the term of the Plan, and the maximum number of shares of Common Stock with respect to which Stock Options and Stock Appreciation Rights may be granted to an individual participant under the Plan during any calendar year shall not exceed 200,000 shares of Common Stock (in each case, subject to the restrictions set forth in Section 5(a) and the adjustments made in accordance with Section 13 hereof).

6. STOCK OPTIONS. Stock Options will consist of awards from the Company that will enable the holder to purchase a number of shares of Common Stock, at set terms. Stock Options shall not be incentive stock options” within the meaning of Section 422 of the Code (Nonqualified Stock Options”). The Committee will have the authority to grant to any participant one or more Nonqualified Stock Options. Each Stock Option shall be subject to such terms and conditions consistent with the Plan as the Committee may impose from time to time, subject to the following limitations:

(a) EXERCISE PRICE. Each Stock Option granted hereunder shall have such per share exercise price as the Committee may determine at the date of grant; provided, however, subject to subsection (d) below, that the per-share exercise price shall not be less than 100% of the Fair Market Value (as defined below) of the Common Stock on the date the Stock Option is granted.

(b) PAYMENT OF EXERCISE PRICE. The option exercise price may be paid in cash or, in the discretion of the Committee, by the delivery of shares of Common Stock of the Company then owned by the participant, by the withholding of shares of Common Stock for which a Stock Option is exercisable or by a combination of these methods. In the discretion of the Committee, payment may also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the Plan, including, without limitation, in lieu of the exercise of a Stock Option by delivery of shares of Common Stock of the Company then owned by a participant, providing the Company with a notarized statement attesting to the number of shares owned, where upon verification by the Company, the Company would issue to the participant only the number of incremental shares to which the participant is entitled upon exercise of the Stock Option. In determining which methods a participant may utilize to pay the exercise price, the Committee may consider such factors as it determines are appropriate.

(c) EXERCISE PERIOD. Stock Options granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee; provided, however, that no Stock Option shall be exercisable later than ten years after the date it is granted except in the event of a participant’s death, in which case, the exercise period of such participant’s Stock Options may be extended beyond such period but no later than one year after the participant’s death. All Stock Options shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall in its discretion set forth in such option agreement at the date of grant.

7. STOCK APPRECIATION RIGHTS

(a) The Committee may, in its discretion, grant Stock Appreciation Rights to the holders of any Stock Options granted hereunder. In addition, Stock Appreciation Rights may be granted independently of, and without relation to, Stock Options. A Stock Appreciation Right means a right to receive a payment, in cash, Common Stock or a combination thereof, in an amount equal to the excess of (x) the Fair Market Value, or other specified valuation, of a specified number of shares of Common Stock on the date the right is exercised over (y) the Fair Market Value, or other specified valuation (which shall be no less than the Fair Market Value) of such shares of Common Stock on the date the right is granted, all as determined by the Committee; provided, however, that if a Stock Appreciation Right is granted in tandem with a Stock Option, the designated Fair Market Value in the Benefit award agreement may be the Fair Market Value on the date such Stock Option was granted. Each Stock Appreciation Right shall be subject to such terms and conditions as the Committee shall impose from time to time.

(b) Stock Appreciation Rights granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee; provided, however, that no

Stock Appreciation Rights shall be exercisable later than ten years after the date it is granted except in the event of a participant’s death, in which case, the exercise period of such participant’s Stock Appreciation Rights may be extended beyond such period but no later than one year after the participant’s death. All Stock Appreciation Rights shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall in its discretion set forth in such Stock Appreciation Right at the date of grant.

8. STOCK AWARDS. The Committee may, in its discretion, grant Stock Awards (which may include mandatory payment of bonus incentive compensation in stock) consisting of Common Stock issued or transferred to participants with or without other payments therefor. Stock Awards may be subject to such terms and conditions as the Committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares, the right of the Company to reacquire such shares for no consideration upon termination of the participant’s employment or service within specified periods, and may constitute Performance-Based Awards, as described below. The Committee may require the participant to deliver a duly signed stock power, endorsed in blank, relating to the Common Stock covered by such Stock Award. The Committee may also require that the stock certificates evidencing such shares be held in custody or bear restrictive legends until the restrictions thereon shall have lapsed. The Stock Award shall specify whether the participant shall have, with respect to the shares of Common Stock subject to a Stock Award, all of the rights of a holder of shares of Common Stock of the Company, including the right to receive dividends and to vote the shares.

9. PERFORMANCE AWARDS

(a) Performance Awards may be granted to participants at any time and from time to time, as shall be determined by the Committee. Performance Awards may, as determined by the Committee in its sole discretion, constitute Performance-Based Awards. The Committee shall have complete discretion in determining the number, amount and timing of awards granted to each participant. Such Performance Awards may be in the form of shares of Common Stock or Stock Units. Performance Awards may be awarded as short-term or long-term incentives. With respect to those Performance Awards that are intended to constitute Performance-Based Awards, the Committee shall set performance targets at its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Awards that will be paid out to the participants, and may attach to such Performance Awards one or more restrictions. Performance targets may be based upon, without limitation, Company-wide, divisional and/or individual performance.

(b) With respect to those Performance Awards that are not intended to constitute Performance-Based Awards, the Committee shall have the authority at any time to make adjustments to performance targets for any outstanding Performance Awards which the Committee deems necessary or desirable unless at the time of establishment of goals the Committee shall have precluded its authority to make such adjustments.

(c) Payment of earned Performance Awards shall be made in accordance with terms and conditions prescribed or authorized by the Committee. The Committee may require or permit the deferral of, the receipt of Performance Awards upon such terms as the Committee deems appropriate and in accordance with Section 409A of the Code.

10. STOCK UNITS

(a) The Committee may, in its discretion, grant Stock Units to participants hereunder. The Committee shall determine the criteria for the vesting of Stock Units and may provide for payment in shares of Common Stock, in cash or in any combination of shares of Common Stock and cash, at such time as the Benefit award agreement shall specify. Stock Units may constitute Performance-Based Awards. Shares of Common Stock issued pursuant to this Section 10 may be issued with or without other payments therefor as may be required by applicable law or such other consideration as may be determined by the Committee. The Committee shall determine whether a participant granted a Stock Unit shall be entitled to a Dividend Equivalent Right (as defined below).

(b) Upon vesting of a Stock Unit, unless the Committee has determined to defer payment with respect to such Stock Unit or a participant has elected to defer payment under subsection (c) below, shares of Common Stock representing the Stock Units shall be distributed to the participant unless the Committee, with the consent of the participant, provides for the payment of the Stock Units in cash or partly in cash and partly in shares of Common Stock equal to the value of the shares of Common Stock which would otherwise be distributed to the participant.

(c) Prior to the year with respect to which a Stock Unit may vest, the Committee may, in its discretion, permit a participant to elect not to receive shares of Common Stock and/or cash, as applicable, upon the vesting of such Stock Unit and for the Company to continue to maintain the Stock Unit on its books of account. In such event, the value of a Stock Unit shall be payable in shares of Common Stock and/or cash, as applicable, pursuant to the agreement of deferral.

(d) A Stock Unit” means a notional account representing one share of Common Stock. A Dividend Equivalent Right” means the right to receive the amount of any dividend paid on the share of Common Stock underlying a Stock Unit, which shall be payable in cash or in the form of additional Stock Units at the time or times specified by the Committee or as the Benefit award agreement shall specify.

11. PERFORMANCE-BASED AWARDS. Certain Benefits granted under the Plan may be granted in a manner such that the Benefits qualify for the performance-based compensation exemption of Section 162(m) of the Code (Performance-Based Awards”). As determined by the Committee in its sole discretion, either the vesting or the exercise of such Performance-Based Awards shall be based on one or more business criteria that apply to the individual participant, one or more business units of the Company as a whole. The business criteria shall be as follows, individually or in combination, adjusted in such manner as the Committee shall determine: (i) net sales; (ii) pretax income before allocation of corporate overhead and bonus; (iii) budget; (iv) earnings per share; (v) net income; (vi) division, group or corporate financial goals; (vii) return on stockholders’ equity; (viii) return on assets; (ix) attainment of strategic and operational initiatives; (x) appreciation in and/or maintenance of the price of the Common Stock or any other publicly-traded securities of the Company; (xi) market share; (xii) gross profits; (xiii) earnings before interest and taxes; (xiv) earnings before interest, taxes, depreciation and amortization; (xv) economic value-added models and comparisons with various stock market indices; (xvi) reductions in costs; or (xvii) any combination of the foregoing. In addition, Performance-Based Awards may include comparisons to the performance of other companies, such performance to be measured by one or more of the foregoing business criteria. With respect to Performance-Based Awards, (i) the Committee shall establish in writing (x) the performance goals applicable to a given period, and such performance goals shall state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the participant if such performance goals are obtained and (y) the individual employees or class of employees to which such performance goals apply no later than 90 days after the commencement of such period (but in no event after 25% of such period has elapsed) and (ii) no Performance-Based Awards shall be payable to or vest with respect to, as the case may be, any participant for a given period until the Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied. With respect to any Benefits intended to qualify as Performance-Based Awards, after establishment of a performance goal, the Committee shall not revise such performance goal or increase the amount of compensation payable thereunder (as determined in accordance with Section 162(m) of the Code) upon the attainment of such performance goal. Notwithstanding the preceding sentence, the Committee may reduce or eliminate the number of shares of Common Stock or cash granted or the number of shares of Common Stock vested upon the attainment of such performance goal.

12. FOREIGN LAWS. The Committee may grant Benefits to individual participants who are subject to the tax laws of nations other than the United States, which Benefits may have terms and conditions as determined by the Committee as necessary to comply with applicable foreign laws. The Committee may take any action which it deems advisable to obtain approval of such Benefits by the appropriate foreign governmental entity; provided, however, that no such Benefits may be granted pursuant to this Section 12 and no action may be taken which would result in a violation of the Exchange Act, the Code or any other applicable law.

13. ADJUSTMENT PROVISIONS; CHANGE IN CONTROL

(a) If there shall be any change in the Common Stock of the Company, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, an adjustment shall be made to each outstanding Stock Option and Stock Appreciation Right such that each such Stock Option and Stock Appreciation Right shall thereafter be exercisable for such securities, cash and/or other property as would have been received in respect of the Common Stock subject to such Stock Option or Stock Appreciation Right had such Stock Option or Stock Appreciation Right been exercised in full immediately prior to such change or distribution, and such an adjustment shall be made successively each time any such change shall occur. In addition, in the event of any such change or distribution, in order to prevent dilution or enlargement of participants’ rights under the Plan, the Committee shall adjust, in an equitable manner as determined by the Committee in its sole discretion, the number and kind of shares that may be issued under the Plan, the number and kind of shares subject to outstanding Benefits, the exercise price applicable to outstanding Benefits, and the Fair Market Value of the Common Stock and other value determinations applicable to outstanding Benefits. Appropriate adjustments shall also be made by the Committee in the terms of any Benefits under the Plan to reflect such changes or distributions and to modify any other terms of outstanding Benefits on an equitable basis, including modifications of performance targets and changes in the length of performance periods. In addition, other than with respect to Stock Options, Stock Appreciation Rights, and other awards intended to constitute Performance-Based Awards, the Committee shall make adjustments to the terms and conditions of, and the criteria included in, Benefits in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles.

(b) Notwithstanding any other provision of this Plan, if there is a Change in Control of the Company, all then outstanding Benefits that have not vested or become exercisable at the time of such Change in Control shall immediately vest and become exercisable and all performance targets relating to such Benefits shall be deemed to have been satisfied as of the time of such Change in Control. For purposes of this Section 13(b), a Change in Control” of the Company shall be deemed to have occurred upon any of the following events:

(i) A change in control of the direction and administration of the Company’s business of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act; or

(ii) During any period of two (2) consecutive years, the individuals who at the beginning of such period constitute the Company’s Board of Directors or any individuals who would be Continuing Directors” (as hereinafter defined) cease for any reason to constitute at least a majority thereof; or

(iii) The Company’s Common Stock shall cease to be publicly traded; or

(iv) The Company’s Board of Directors shall approve a sale of all or substantially all of the assets of the Company, and such transaction shall have been consummated; or

(v) The Company’s Board of Directors shall approve any merger, consolidation, or like business combination or reorganization of the Company, the consummation of which would result in the occurrence of any event described in Section 13(b) (ii) or (iii) above, and such transaction shall have been consummated.

Notwithstanding the foregoing, (A) any spin-off of a division or subsidiary of the Company to its stockholders and (B) any event listed in (i) through (v) above that the Board of Directors determines, in its sole discretion, not to be a Change in Control of the Company for purposes of the foregoing provision of this Plan as to vesting, shall not constitute a Change in Control of the Company. For purposes of this Section 13(b), Continuing Directors” shall mean (x) the directors of the Company in office on the Effective Date (as defined below) and (y) any successor to any such director and any additional director who after the Effective Date was nominated or selected by a majority of the Continuing Directors in office at the time of his or her nomination or selection. The Committee, in its sole discretion, may determine that, upon the occurrence of a Change in Control of the Company (without regard to any contrary determination by the Board of Directors under paragraph (B) above), each Benefit outstanding hereunder shall terminate within a specified number of days after notice to the holder, and such holder shall receive (i) with respect to each share of Common Stock that is subject to a Stock Option or a Stock Appreciation Right and is then vested, an amount equal to the excess of the Fair Market Value of such shares of Common Stock immediately prior to the occurrence of such Change in Control over the exercise price per share of such Stock Option or Stock Appreciation Right (as the case may be) and (ii) with respect to each share of Common Stock that is subject to a Stock Award or Stock Unit and is then vested, the Fair Market Value of such shares of Common Stock immediately prior to the occurrence of such Change in Control, such amount to be payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its sole discretion, shall determine. The provisions contained in the preceding sentence shall be inapplicable to a Stock Option or Stock Appreciation Right granted within six (6) months before the occurrence of a Change in Control if the holder of such Stock Option or Stock Appreciation Right is subject to the reporting requirements of Section 16 of the Exchange Act and no exception from liability under Section 16 of the Exchange Act is otherwise available to such holder.

14. NONTRANSFERABILITY. Each Benefit granted under the Plan to a participant shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the participant’s lifetime, only by the participant. In the event of the death of a participant, each Stock Option or Stock Appreciation Right theretofore granted to him or her shall be exercisable during such period after his or her death as the Committee shall in its discretion set forth in such Stock Option or Stock Appreciation Right at the date of grant and then only by the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant’s rights under the Stock Option or Stock Appreciation Right shall pass by will or the laws of descent and distribution. Notwithstanding the foregoing, at the discretion of the Committee, an award of a Benefit may permit the transferability of a Benefit by a participant solely to the participant’s spouse, siblings, parents, children and grandchildren or trusts for the benefit of such persons or partnerships, corporations, limited liability companies or other entities owned solely by such persons, including trusts for such persons, subject to any restriction included in the award of the Benefit.

15. OTHER PROVISIONS. The award of any Benefit under the Plan may also be subject to such other provisions (whether or not applicable to the Benefit awarded to any other participant) as the Committee determines appropriate, including, without limitation, for the installment purchase of Common Stock under Stock Options, for the installment exercise of Stock Appreciation Rights, to assist the participant in financing the acquisition of Common Stock, for the forfeiture of, or restrictions on resale or other disposition of, Common Stock acquired under any form of Benefit, for the termination of any Benefit and the forfeiture of any gain realized in respect of a Benefit upon the occurrence of certain activity by the participant that is harmful to the Company, for the acceleration of exercisability or vesting of Benefits or the payment of the value of Benefits in the event that the control of the Company changes (including, without limitation, a Change in Control), or to comply with federal and state securities laws, or understandings or conditions as to the participant’s employment (including, without limitation, any restrictions on the ability of the participant to engage in activities that are competitive with the Company) in addition to those specifically provided for under the Plan.

16. FAIR MARKET VALUE. For purposes of this Plan and any Benefits awarded hereunder, Fair Market Value shall be the closing price of the Company’s Common Stock on the date of grant or the date of calculation, as the case may be (or on the last preceding trading date if Common Stock was not traded on such date) if the Company’s Common Stock is readily tradable on a national securities exchange or other market system, and if the Company’s Common Stock is not readily tradable, Fair Market Value shall mean the amount determined in good faith by the Committee as the fair market value of the Common Stock of the Company.

17. WITHHOLDING. All payments or distributions of Benefits made pursuant to the Plan shall be net of any amounts required to be withheld pursuant to applicable federal, state and local tax withholding requirements. If the Company proposes or is required to distribute Common Stock pursuant to the Plan, it may require the recipient to remit to it or to the corporation that employs such recipient an amount sufficient to satisfy such tax withholding requirements prior to the delivery of any certificates for such Common Stock. In lieu thereof, the Company or the employing corporation shall have the right to withhold the amount of such taxes from any other sums due or to become due from such corporation to the recipient as the Committee shall prescribe. The Committee may, in its discretion and subject to such rules as it may adopt (including any as may be required to satisfy applicable tax and/or non-tax regulatory requirements), permit an optionee or award or right holder to pay all or a portion of the federal, state and local withholding taxes arising in connection with any Benefit consisting of shares of Common Stock by electing to have the Company withhold shares of Common Stock having a Fair Market Value equal to the amount of tax to be withheld, such tax calculated at rates required by statute or regulation.

18. TENURE. A participant’s right, if any, to continue to serve the Company or any of its subsidiaries or affiliates as an officer, employee, consultant or otherwise, shall not be enlarged or otherwise affected by his or her designation as a participant under the Plan.

19. UNFUNDED PLAN. Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

20. NO FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Benefit. The Committee shall determine whether cash, or Benefits, or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

21. DURATION, AMENDMENT AND TERMINATION. No Benefit shall be granted more than ten years after the Effective Date. The Committee may amend the Plan from time to time or suspend or terminate the Plan at any time. No amendment of the Plan may be made without approval of the stockholders of the Company if the amendment will: (i) increase the aggregate number of shares of Common Stock that may be delivered through Stock Options under the Plan; (ii) increase the maximum amounts which can be paid to an individual under the Plan; (iii) change the types of business criteria on which Performance-Based Awards are to be based under the Plan; or (iv) modify the requirements as to eligibility for participation in the Plan.

22. GOVERNING LAW. This Plan, Benefits granted hereunder and actions taken in connection herewith shall be governed and construed in accordance with the internal laws of the State of Delaware, without giving effect to its choice-of-law provisions.

23. EFFECTIVE DATE.

(a) The Plan shall be effective as of April 12, 2007, the date on which the Plan was adopted by the Board of Directors (the Effective Date”), provided that the Plan is approved by the stockholders of the Company at an annual meeting or any special meeting of stockholders of the Company within 12 months of the Effective Date, and such approval of stockholders shall be a condition to the right of each participant to receive any Benefits hereunder. Any Benefits granted under the Plan prior to such approval of stockholders shall be effective as of the date of grant (unless, with respect to any Benefit, the Committee specifies otherwise at the time of grant), but no such Benefit may be exercised or settled and no restrictions relating to any Benefit may lapse prior to such stockholder approval, and if stockholders fail to approve the Plan as specified hereunder, any such Benefit shall be canceled.

24. COMPLIANCE W ITH SECTION 409A OF THE CODE.

(a) To the extent that the Plan and/or Benefits granted thereunder are subject to Section 409A of the Code, the Committee may, in its sole discretion and without a participant’s prior consent, amend the Plan and/or Benefit award, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (a) exempt the Plan and/or any Benefit award from the application of Section 409A of the Code, (b) preserve the intended tax treatment of any such Benefit, or (c) comply with the requirements of Section 409A of the Code, Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date of the grant (Section 409A Guidance”). This Plan shall be interpreted at all times in such a manner that the terms and provisions of the Plan and Benefits are exempt from or comply with Section 409A Guidance.

(b) All Benefits that would otherwise be subject to Section 409A of the Code shall be paid or otherwise settled on or as soon as practicable after the applicable payment date and not later than the 15th day of the third month from the end of (i) the participant’s tax year that includes the applicable payment date, or (ii) the Company’s tax year that includes the applicable payment date, whichever is later; provided , however , that the Committee reserves the right to delay payment with respect to any such Benefit under the circumstances set forth in

Proposed Regulation Section 1.409A-3(h)(2), any successor thereof or upon such other events and conditions as the Commissioner of the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin; provided , further , that notwithstanding any contrary provision in the Plan or Benefit award agreement, any payment(s) that are otherwise required to be made under the Plan to a specified employee” (as defined under Section 409A of the Code) as a result of his or her separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Benefit award agreement) on the payment date that immediately follows the end of such six-month period or as soon as administratively practicable thereafter.

IMPORTANT VOTING INFORMATION

As a result of recent rule changes, your broker is not permitted to vote on your behalf on the election of directors and other matters to be considered at the Meeting (except on ratification of the selection of Ernst & Young LLP as auditors for 2012), unless you provide specific instructions by completing and returning the Voting Instruction. For your vote to be counted, you now will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the Meeting.

Your Participation in Voting the Shares You Own is Important

Voting your shares is important to ensure that you have a say in the governance of your company and to fulfill the objectives of the majority voting standard that we apply in the election of directors. Please review the proxy materials and follow the instructions on the proxy card or Voting Instruction Form to vote your shares. We hope you will exercise your rights and fully participate as a stockholder in our company’s future.

More Information is Available

If you have any questions about the proxy voting process, please contact the broker, bank or other financial institution where you hold your shares. The Securities and Exchange Commission (“SEC”) also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a stockholder. Additionally, you may contact our Investor Relations Department at Investor_Relations@ckor.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2012

The proxy statement and annual report are available at www.seacorholdings.com (Investors-Financial Information) and at www.seacorholdingsinvestors.com.